Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-290557

Prospectus Supplement No. 3

(To Prospectus dated September 30, 2025)

BOLT PROJECTS HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 30, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-290557). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on November 12, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 3, 2025

..

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________
FORM 10-Q
_______________________________________________________________________
(MARK ONE)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2025
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from___________to___________
Commission file number: 001-40223
_______________________________________________________________________
Bolt Projects Holdings, Inc.
(Exact name of registrant as specified in its charter)
_______________________________________________________________________

Delaware	86-1256660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2261 Market Street, Suite 5447 San Francisco, CA	94114
(Address of Principal Executive Offices)	(Zip Code)
(415) 325-5912
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
_______________________________________________________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol	Name of Each Exchange on which registered
Common stock, par value $0.0001 per share	BSLK	The Nasdaq Stock Market LLC
Warrants, each 20 whole warrants exercisable for one share of common stock at an exercise price of $230.00	BSLKW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
As of November 7, 2025, the registrant had 4,366,123 shares of common stock, $0.0001 par value per share, issued and outstanding.

i

SELECTED DEFINITIONS
In this document:
“Bolt” means Bolt Projects Holdings, Inc., a Delaware corporation, which was formerly known as Golden Arrow Merger Corp. prior to the Closing.
“Bolt Threads” means Bolt Threads, Inc., a Delaware corporation, and, if the context requires, its consolidated subsidiaries.
“Business Combination” or "Merger" means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of October 4, 2023, as amended by Amendment No. 1, dated June 10, 2024, by and among Golden Arrow Merger Corp, Merger Sub and Bolt Threads.
“Common stock” means the common stock of Bolt, par value $0.0001 per share.
“GAMC” means Golden Arrow Merger Corp., which was renamed to Bolt Projects Holdings, Inc. in connection with the Closing.
“GAMC IPO” means the initial public offering of Golden Arrow Merger Corp., consummated on March 19, 2021.
“Merger Sub” means Beam Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GAMC.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Private Placement Warrants” means the 5,000,000 warrants to purchase shares of Common stock issued to the Sponsor in a private placement simultaneously with the closing of the GAMC IPO.
“Public Warrants” means the warrants included in the units sold in the GAMC IPO, each of which is exercisable for one share of Common stock, in accordance with its terms.
“Sponsor” means Golden Arrow Sponsor, LLC, a Delaware limited liability company.
“U.S. GAAP” means accounting principles generally accepted in the United States of America.
“Warrant Agreement” means the existing Warrant Agreement, dated March 16, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and Bolt, pursuant to which the Warrants were issued.
“Warrants” means the Public Warrants together with the Private Placement Warrants.

FORWARD-LOOKING STATEMENTS
This Quarterly Report on Form 10-Q contains forward-looking statements including within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. All statements other than statements of historical fact contained in this Quarterly Report on Form 10-Q, including without limitation, statements regarding the Company’s strategy, financial results, goals, the steps the Company plans to take to comply with Nasdaq listing standards, expected financing transactions, and cash resources are forward-looking statements.
The forward-looking statements in this Quarterly Report on Form 10-Q are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Quarterly Report on Form 10-Q and are subject to a number of known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, but not limited to:
•Our history of losses and negative cash flows from operations and the need for substantial capital raise substantial doubt about our ability to continue as a going concern.
•We may not be able to generate sufficient cash to service all our debt obligations and may be forced to take other actions to satisfy our obligations under our debt obligations, which may not be successful.
•We have a history of net losses and may not be able to achieve or maintain profitability in the future.
•Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our Common stock.
•We may incur significant expenses and capital expenditures in the future to execute our business plan and we may be unable to adequately control our expenses or raise additional capital on favorable terms, if at all.
•Our revenue is primarily generated from sales of our Vegan Silk Technology Platform, and we are therefore highly dependent on the success of this product.
•Our Vegan Silk Technology Platform has limited product and brand recognition within the beauty and personal care market as a substitute for silicone elastomers.
•Our Vegan Silk Technology Platform and future biomaterial product candidates may not achieve market success, and, if our products do not achieve market success, we may be unable to generate significant revenues.
•We currently rely on a single manufacturing partner and manufacturing facility for the production of our Vegan Silk Technology Platform and in the future intend to rely on a small number of manufacturing partners and manufacturing facilities both in the U.S. and internationally.
•A limited number of customers, distributors and collaboration partners account for a material portion of our revenue, and they may continue to do so for the foreseeable future. The loss of major customers, distributors or collaboration partners could harm our operating results.
•Certain contracts granting exclusivity rights to customers may limit our ability to sell products in certain markets.
•We may face substantial competition from incumbent materials as well as other new entrants, and if we are unable to continue developing innovative products and technologies and/or scale our production of our Vegan Silk Technology Platform, we may fail to gain, or may lose, market share to our competitors.

•We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in, and the value of, our Common stock.
•We may not be able to protect adequately our patents and other intellectual property assets, which could adversely affect our competitive position and reduce the value of our products, and litigation to protect our patents and intellectual property assets may be costly.
•We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could limit our ability to compete.
•Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition described in Part I, Item 1A. “Risk Factors” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Quarterly Report on Form 10-Q.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements
BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	September 30, 2025 (Unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$4,745	$3,512
Accounts receivable	167	870
Inventory	1,005	1,760
Prepaid expenses and other current assets	1,346	2,593
Total current assets	7,263	8,735

Property and equipment, net	30	21
Deferred transaction costs	432	—
Other non-current assets	3,408	3,474
Total assets	$11,133	$12,230

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,276	$413
Accrued expenses and other current liabilities	5,385	3,499
Excise tax payable	2,925	2,925
Total current liabilities	10,586	6,837

Long-term debt, non-current	12,911	13,186
Public placement warrant liability	18	267
Related party private placement warrant liability	365	133
Other non-current liabilities	—	417
Total liabilities	23,880	20,840
Commitments and contingencies (Note 10)
Stockholders’ Deficit:
Common stock: $0.0001 par value, 500,000,000 shares authorized at September 30, 2025 and December 31, 2024; 3,706,197 and 1,714,792 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	467,048	453,172
Accumulated other comprehensive income	26	19
Accumulated deficit	(479,821)	(461,801)
Total stockholders’ deficit	(12,747)	(8,610)
Total liabilities and stockholders’ deficit	$11,133	$12,230
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$370	$5	$1,843	$80
Cost of revenue	312	5	1,724	155
Gross income (loss)	$58	$—	$119	$(75)
Operating expenses:
Research and development	420	3,476	2,035	4,860
Sales and marketing	109	1,597	412	1,720
General and administrative	3,893	15,133	12,253	28,431
Total operating expenses	4,422	20,206	14,700	35,011
Loss from operations	(4,364)	(20,206)	(14,581)	(35,086)
Other income (expense)
Interest expense	(320)	(286)	(955)	(930)
Loss on debt extinguishment	(3,053)	—	(3,053)	(26,359)
Gain on lease termination	—	2,013	—	2,013
Remeasurement of convertible preferred stock warrant liability	—	(91)	—	6
Remeasurement of share-based termination liability	—	334	—	(978)
Remeasurement of convertible notes	—	(14,577)	—	(31,664)
Remeasurement of related party convertible notes	—	1,796	—	(3,752)
Remeasurement of public placement warrant liability	(13)	24,286	249	24,286
Remeasurement of related party private placement warrant liability	(120)	12,671	(232)	12,671
Other income, net	392	452	552	659
Total other income (expense), net	(3,114)	26,598	(3,439)	(24,048)
Income (loss) before income taxes	(7,478)	6,392	(18,020)	(59,134)
Income tax provision	—	—	—	—
Net income (loss)	$(7,478)	$6,392	$(18,020)	$(59,134)
Other comprehensive income (loss):
Reporting currency translation	—	71	7	98
Comprehensive income (loss)	$(7,478)	$6,463	$(18,013)	$(59,036)

Net income (loss) per share, basic	$(2.70)	$6.42	$(8.21)	$(120.83)
Net income (loss) per share, diluted	$(2.70)	$6.41	$(8.21)	$(120.83)
Weighted-average common shares outstanding, basic	2,765,446	995,410	2,195,522	489,409
Weighted-average common shares outstanding, diluted	2,765,446	996,766	2,195,522	489,409
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2024	402,429	$93,889	166,793	$—	$283,881	$(396,408)	$(14)	$(112,541)
Stock-based compensation expense	—	—	—	—	98	—	—	98
Reporting currency translation adjustments	—	—	—	—	—	—	23	23
Net loss	—	—	—	—	—	(6,594)	—	(6,594)
Balances at March 31, 2024	402,429	$93,889	166,793	$—	$283,979	$(403,002)	$9	$(119,014)
Stock-based compensation expense	—	—	—	—	97	—	—	97
Reporting currency translation adjustments	—	—	—	—	—	—	4	4
Net loss	—	—	—	—	—	(58,932)	—	(58,932)
Balances at June 30, 2024	402,429	$93,889	166,793	$—	$284,076	$(461,934)	$13	$(177,845)
Issuance of Common stock upon conversion of convertible preferred stock	(402,429)	$(93,889)	402,429	$—	$93,889	$—	$—	$93,889
Net exercise of Bridge Warrants	—	$—	66,836	$—	$—	$—	$—	$—
Issuance of Common stock upon conversion of Convertible Notes	—	$—	522,555	$—	$102,155	$—	$—	$102,155
Issuance of Common stock through the Merger and PIPE Financing, net of redemption and transaction costs	—	$—	419,663	$—	$(52,301)	$—	$—	$(52,301)
Conversion of convertible preferred stock warrants to Private Warrants	—	$—	—	$—	$197	$—	$—	$197
Issuance of Common stock to vendors due to contract terminations	—	$—	37,500	$—	$7,327	$—	$—	$7,327
Stock-based compensation expense	—	—	1,100	—	14,943	—	—	14,943
Reporting currency translation adjustments	—	—	—	—	—	—	71	71
Net income	—	—	—	—	—	6,392	—	6,392
Balances at September 30, 2024	—	$—	1,616,876	$—	$450,286	$(455,542)	$84	$(5,172)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (CONTINUED)
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2025	—	—	1,714,792	$—	$453,172	$(461,801)	$19	$(8,610)
Issuance of common stock for common stock purchase agreement (1)	—	—	342,842	—	—	—	—	—
Issuance of common stock for restricted stock units vesting	—	—	4,145	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,131	—	—	2,131
Reporting currency translation adjustments	—	—	—	—	—	—	2	2
Net loss	—	—	—	$—	$—	$(5,959)	$—	$(5,959)
Balance at March 31, 2025	—	$—	2,061,779	$—	$455,303	$(467,760)	$21	$(12,436)
Issuance of common stock for common stock purchase agreement (1)	—	—	—	—	540	—	—	540
Transaction costs for common stock issuance	—	—	—	—	(249)	—	—	(249)
Stock-based compensation expense	—	—	—	—	1,563	—	—	1,563
Reporting currency translation adjustments	—	—	—	—		—	5	5
Net loss	—	—	—	$—	$—	$(4,583)	$—	$(4,583)
Balance at June 30, 2025	—	—	2,061,779	$—	$457,157	$(472,343)	$26	$(15,160)
Issuance of common stock through equity purchase agreement (1)	—	—	518,817	—	2,412	—	—	2,412
Issuance of warrants through equity purchase agreement (1)	—	—	—	—	1,837	—	—	1,837
Issuance of common stock for exercise of warrants	—	—	395,162	—	—	—	—	—
Transaction costs for common stock issuance	—	—	—	—	(626)	—	—	(626)
Issuance of common stock through claim purchase agreement(1)	—	—	730,439	—	4,794	—	—	4,794
Stock-based compensation expense	—	—	—	—	1,474	—	—	1,474
Reporting currency translation adjustments	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(7,478)	—	(7,478)
Balance at September 30, 2025	—	$—	3,706,197	$—	$467,048	$(479,821)	$26	$(12,747)
(1) See Note 12 - Changes in Stockholders' Equity (Deficit) for more information.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net loss	$(18,020)	$(59,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3	2
Stock-based compensation	5,167	15,138
Gain on lease termination	—	(2,013)
Non-cash interest expense	634	477
Non-cash debt issuance costs	—	11,460
Non-cash non-capitalized transaction costs	—	268
Loss on extinguishment of debt	3,053	26,359
Remeasurement of convertible preferred stock warrant liability	—	(6)
Remeasurement of public placement warrant liability	(249)	(24,286)
Remeasurement of related party private placement warrant liability	232	(12,671)
Remeasurement of share-based termination liability	—	978
Remeasurement of convertible notes	—	31,664
Remeasurement of related party convertible notes	—	3,752
Changes in operating assets and liabilities:
Accounts receivable	(167)	—
Inventory	755	(2,749)
Prepaid expenses and other current assets	2,122	733
Other non-current assets	66	(118)
Accounts payable	3,082	(1,060)
Accrued expenses and other current liabilities	1,457	(1,814)
Operating lease liabilities	—	(346)
Other non-current liabilities	(690)	3
Net cash used in operating activities	(2,555)	(13,363)
Investing activities:
Purchases of property and equipment	(13)	(23)
Net cash used in investing activities	(13)	(23)
Financing activities:
Proceeds from Merger with GAMC	—	5,268
Payments of deferred transaction costs	(115)	(5,508)
Proceeds from issuance of Common stock (net of $875 of transaction costs)	3,916	—
Proceeds from Bridge Financing Notes	—	22,643
Payments of Amended Senior Note		(539)
Proceeds from issuance of related party notes	—	250
Payments on related party notes	—	(250)
Payments of related party promissory note	—	(648)
Payments of related party convertible promissory note	—	(2,267)
Net cash provided by financing activities	3,801	18,949
Exchange rate effect on cash, cash equivalents and restricted cash	—	8
Net change in cash, cash equivalents and restricted cash	1,233	5,571
Cash, cash equivalents and restricted cash at beginning of period	3,512	934
Cash, cash equivalents and restricted cash at end of period	$4,745	$6,505
Supplemental cash flow disclosures:
Cash paid for income taxes	—	—
Cash paid for interest	880	440
Supplemental disclosures of non-cash investing and financing activities:
Deferred transaction costs in accounts payable and accrued expenses	317	1,818
Issuance of Common stock to settle accounts payable and accrued liabilities	1,741	—
Decrease of deferred transaction costs due to the Merger and PIPE Financing	—	11,124
Issuance of Common stock to settle underwriting commission	—	6,106
Issuance of Common stock upon conversion of convertible preferred stock	—	93,889
Issuance of Common stock upon conversion of convertible bridge notes	—	102,155
Issuance of Common stock upon settlement of share-based termination liability	—	7,327
Conversion of convertible preferred stock warrants to Private Warrants	—	197
Decrease of operating lease liabilities due to lease termination	—	2,013
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT PROJECTS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
1.    ORGANIZATION AND DESCRIPTION OF BUSINESS
Bolt Projects Holdings, Inc. and its subsidiaries (the “Company”) develops and produces biomaterials products. Its flagship products from its Vegan Silk Technology Platform, b-silk and xl-silk, are a biodegradable and vegan protein polymer and a replacement for silicone elastomers in beauty and personal care. Bolt Projects Holdings, Inc. incorporated in the state of Delaware and is headquartered in California.
Basis of Consolidation and Presentation
On October 4, 2023, Bolt Threads, Inc. (“Legacy Bolt”) and Golden Arrow Merger Corp. (“GAMC” or the "Sponsor"), a Delaware corporation, entered into a Business Combination Agreement (the “Merger Agreement”) with Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (the “Merger Sub”). On August 13, 2024 (the “Closing Date”), a merger transaction between Legacy Bolt and GAMC was completed. Pursuant to the Merger Agreement, (i) on the Closing Date, the Merger Sub merged with and into Legacy Bolt (together with the other transactions contemplated by the Merger Agreement, the “Merger” or the “SPAC transaction”), with the Merger Sub ceasing to exist and Legacy Bolt surviving as a wholly owned subsidiary of GAMC and (ii) GAMC changed its name to Bolt Projects Holdings, Inc. Unless the context otherwise requires, references in this Quarterly Report on Form 10-Q to the “Company,” “Bolt”, “we,” “us,” or “our” refer to the business of Bolt Threads, Inc., which became the business of Bolt Projects Holdings, Inc. and its subsidiaries following the Closing Date.
Prior to the Merger, GAMC Class A common stock, and Public Placement Warrants (see Note 7 – Warrants) were listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “GAMC” and “GAMCW,” respectively. On August 14, 2024, the Company’s Common stock and Public Warrants (see Note 7 – Warrants) began trading on the Nasdaq under the symbols “BSLK” and “BSLKW”, respectively. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 4 to the Consolidated Financial Statements - Reverse Merger” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
The Company determined that Legacy Bolt was the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations.
The determination was primarily based on the following facts:
•Former Legacy Bolt stockholders have a controlling voting interest in the Company.
•Legacy Bolt management continues to hold executive management roles for the Company and is responsible for the day-to-day operations; and
•The founders of Legacy Bolt have two out of two non-independent board seats and final approval in the selection of independent seats.
Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy Bolt issuing stock for the net assets of GAMC, accompanied by a recapitalization. No goodwill or other intangible assets were recorded as a result of the Merger.
Because Legacy Bolt was deemed the accounting acquirer, the historical financial statements of Legacy Bolt became the historical financial statements of the combined company, upon the consummation of the Merger. As a result, the financial statements included herein reflect (i) the historical operating results of Legacy Bolt prior to the Merger; (ii) the combined results of Legacy Bolt and GAMC following the closing of the Merger; (iii) the assets and liabilities of Legacy Bolt at their historical cost; and (iv) the Company’s equity structure for all periods presented.
The equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s Common stock, $0.0001 par value per share, issued to Legacy Bolt shareholders and Legacy Bolt convertible preferred shareholders in connection with the Merger. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Bolt Convertible Preferred Stock and Legacy Bolt common stock prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger.
Reverse Stock Split
On April 21, 2025, the Company effected a 1-for-20 reverse stock split of its Common stock (the “Reverse Stock Split”). As previously disclosed, at its special meeting of stockholders held on April 9, 2025 (the “Special Meeting”), the stockholders of the Company approved a proposal to authorize the Company’s Board of Directors (the “Board”), in its discretion following the Special Meeting, to amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of all of the outstanding shares of the Company’s Common stock, par value $0.0001 per share, in a ratio within the range from each whole number between and including ten (10) and twenty (20). On April 9, 2025, following the Special Meeting, the Board approved the Reverse Stock Split at a ratio of 1-for-20. On April 21, 2025, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to amend the Certificate of Incorporation to effect the Reverse Stock Split. The Reverse Stock Split became effective at 5:00 p.m., Eastern Time, on April 21, 2025.
As a result of the Reverse Stock Split, every 20 shares of the Company’s Common stock issued or outstanding were automatically reclassified into one new share of Common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive fractional shares as a result of the Reverse Stock Split received a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise have been entitled multiplied by the closing sales price per share of the Common stock (as adjusted to give effect to the Reverse Stock Split) on The Nasdaq Stock Market LLC on April 21, 2025, the last trading day immediately preceding the effective time of the Reverse Stock Split.
Proportionate adjustments have been made to the number of shares underlying the Company’s outstanding warrants and equity awards, as applicable, as well as to the number of shares issuable under the Company’s equity incentive plans and certain existing agreements, as well as the exercise price, as applicable. The Common stock issued pursuant to the Reverse Stock Split remains fully paid and non-assessable. The Reverse Stock Split did not affect the number of authorized shares of Common stock or the par value of the Common stock.
There was no net effect on total stockholders' equity, and the par value per share of our Common stock remains unchanged at $0.0001 per share after the Reverse Stock Split. All references made to share or per share amounts in the accompanying unaudited interim condensed consolidated financial statements and applicable disclosures have been retroactively adjusted for all periods presented to reflect the applicable effects of the Reverse Stock Split and the reduction in the number of authorized shares of Common stock and preferred stock effected by the Charter Amendment.
The accompanying unaudited interim condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. All dollar amounts in tables, except share and per share amounts, in the notes to the unaudited interim condensed consolidated financial statements are presented in thousands unless otherwise noted.
2.    LIQUIDITY AND GOING CONCERN
The Company has not historically been profitable and has had negative cash flow from operations since inception. During the nine months ended September 30, 2025, the Company incurred a net loss of $18.0 million. During the nine months ended September 30, 2025, the Company used $2.6 million of cash in operations. As of September 30, 2025, the Company had an accumulated deficit of $479.8 million, a negative net working capital of $3.3 million, and cash and cash equivalents of $4.7 million.
The Company will need additional capital to support its planned product development and operations. Based upon the Company’s current operating plan, it estimates that its cash and cash equivalents as of the issuance date of the unaudited interim condensed consolidated financial statements included in this report are insufficient for the Company to fund operating, investing, and financing cash flow needs for the twelve months subsequent to the issuance date of these unaudited interim condensed consolidated financial statements. To obtain the capital necessary to fund the operations, the

Company may seek to obtain funds through public or private equity offerings, debt financing transactions, refinancing or restructuring its current debt obligations, or any other means, but there is no assurance that this will be successful.
These uncertainties raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of twelve months subsequent to the issuance date of the unaudited interim condensed consolidated financial statements included in this report. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, include but are not limited to the Company’s ability to achieve its operating cash flow targets and the ability to restructure its current debt, both of which are outside of the Company’s control. Accordingly, the Company cannot conclude that management’s plans will be effectively implemented within one year from the date the unaudited interim condensed consolidated financial statements are issued. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the unaudited interim condensed consolidated financial statements are issued. The unaudited interim condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.
3.    SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Condensed Consolidated Financial Statements
The accompanying interim condensed consolidated balance sheet at September 30, 2025, the interim condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2025 and 2024, the interim condensed consolidated statements of convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2025 and 2024, the interim condensed consolidated statements of cash flows for the nine months ended September 30, 2025 and 2024, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s consolidated balance. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the year ending December 31, 2025 or for any other interim period.
These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the years ended December 31, 2024 and 2023.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the unaudited interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited interim condensed consolidated financial statements and accompanying notes. Estimates and assumptions made by management include, but are not limited to, (i) the estimated fair value of convertible notes, convertible preferred stock, share-based termination liability, convertible preferred stock warrant liability, public placement warrant liability, related party private placement warrant liability and equity awards, and, (ii) estimating the useful lives of fixed assets, and (iii) determining incremental borrowing rates and the accounting for income taxes. Actual results could differ materially from those estimates.
Segment Information
Segment reporting is based upon the “management approach,” which is how management organizes the Company’s operating segments for which separate financial information is (1) available and (2) evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is its Chief Executive Officer.
The Company has one reportable segment, which is its Vegan Silk Technology Platform. The Vegan Silk Technology Platform segment derives revenues from customers by providing a fully biodegradable, film-forming, versatile and functional ingredient for the beauty industry. The Company's products are based on its single platform technology that is produced in a similar manner and acquired by customers for a similar purpose, as a beauty product ingredient. The accounting policies of the Vegan Silk Technology Platform segment are the same as those described in this summary of significant accounting policies.
The CODM assesses performance for the segment and decides how to allocate resources based on expenses and net loss that also is reported on the consolidated statements of operations and comprehensive loss as total consolidated net loss. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Substantially all of the Company’s tangible long-lived assets are located in the United States. As such, long-lived assets by geographic location are not presented. All of the Company's revenues are generated in the United States.
When evaluating the Company’s financial performance, the CODM reviews the US GAAP financial statements, forecasts, budgets, and the cash position of the Company in deciding whether to reinvest in the Vegan Silk Technology Platform segment or into other parts of the entity, such as making acquisitions or paying dividends.
Risks and Uncertainties
The Company’s future results of operations involve risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued demand for the Company’s services, the acquisition and retention of significant customers, stability of global financial markets, cybersecurity breaches and other disruptions that could compromise the Company’s information or results, business disruptions that are caused by natural disasters or pandemic events, competition from substitute products and larger companies, government regulations and oversight, uncertainty in the U.S. policy on international trade relations and barriers to trade, patent and other types of litigation, ability to protect proprietary technology, and dependence on key individuals.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents are held at financial institutions where account balances may at times exceed federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.
The Company is dependent on a sole supplier for certain manufacturing activities for its products. An interruption in the supply of these materials could impact the Company’s ability to commercialize and manufacture inventory.

Assets outside of the U.S. were immaterial, or less than 1.0%, of total assets at September 30, 2025 and December 31, 2024, respectively.
During the three months ended September 30, 2025, two separate customers represented 48% and 36% of total revenue. During the three months ended September 30, 2024, a single customer represented 100% of total revenue. During the nine months ended September 30, 2025 and 2024, a single customer represented 85% and 68% of total revenue, respectively.
Inventory
Inventory consists of finished b-silk and xl-silk powder. Inventory is recorded at the lower of the weighted average cost and net realizable value using the specific identification method based on contractual selling price. Write downs of inventory are recognized as a charge to cost of revenue. No impairment was recognized during the nine months ended September 30, 2025 and 2024.
Employee Retention Credits
The Company has accounted for Employee Retention Credits (ERC) as a government grant which analogizes with International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance. IAS 20 indicates that income is recognized when it is considered that there is reasonable assurance the grant will be received and all necessary qualifying conditions, as stated under the ERC program, are met. Under IAS 20, income is recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grant is intended to compensate. The Company has elected to account for the credits on a gross basis within the interim condensed consolidated statements of operations and comprehensive loss.
Deferred Transaction Costs
Deferred transaction costs consist of legal, accounting, filing and other fees and costs directly attributable to anticipated financing transactions. The deferred transaction costs were $0.4 million at September 30, 2025.
Long-Lived Assets and Impairment Assessment
The Company reviews its depreciable long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss may be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or asset group) are less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s (or asset group’s) carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and reflected in the interim condensed consolidated statements of operations and comprehensive loss. No impairment charges were recorded on any long-lived assets during the three and nine months ended September 30, 2025.
Convertible Notes
Convertible notes are regarded as hybrid instruments, consisting of a liability component and an equity component. The Company determined that it is eligible for the fair value option election in connection with the convertible notes (“Convertible Notes”) under the Bridge NPA issued in October 2023, in February 2024, in June 2024, and in July 2024, and the Ginkgo NPA Amendment issued in December 2023 (see Note 6 — Borrowings) as each instrument met the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC 825-10-15-4 and do not meet the definition of any of the financial instruments found within ASC 825-10-15-5 that are not eligible for the fair value option. Therefore, the Company elected to apply the fair value option to account for the Convertible Notes upon issuance. Accordingly, no features of the Convertible Notes are bifurcated and separately accounted for. At the date of issuance, the fair value for each instrument is derived from the instrument’s implied discount rate at inception. The Convertible Notes were subsequently remeasured at each reporting period until they were converted pursuant to the Merger. The change in fair value of the convertible notes is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the convertible notes. Additionally, all issuance costs incurred in connection with the Convertible Notes were expensed during the period the debt was acquired and were included in general and administrative expenses within the interim condensed consolidated statement of operations and comprehensive loss.

Share-Based Termination Liability
The share-based termination liability is recorded for contract termination costs when the Company terminates a contract or stops using the product or service covered by the contract in exchange for an issuance of the new public company shares. The new public company shares are not considered to be indexed to the Company’s own shares at the time the termination occurred. Therefore, the share-based termination is classified as a liability as it does not qualify for the scope exception for derivative accounting under ASC 815-10. The share-based termination liability is initially recorded at fair value on the termination date and remeasured at fair value each balance sheet date with the offset adjustments recorded in remeasurement of share-based termination liability within the interim condensed consolidated statements of operations and comprehensive loss. The share-based termination liability was settled in September 2024.
Common Stock Warrants
The Company accounts for Common stock warrants as equity if the contract requires physical settlement or net physical settlement or if the Company has the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as equity are initially measured at fair value using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model using various inputs, including Company estimates of expected stock price volatility, term, risk-free rate and future dividends, on the issuance date and are not subsequently remeasured.
The Company accounts for Common stock warrants as a liability in accordance with ASC 815-40-15 if the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities based on their fair value at issuance. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the interim condensed consolidated statement of operations and comprehensive loss. The warrants are valued using a Monte Carlo simulation model.
Fair Value of Financial Instruments
The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. The Company uses available market information and other valuation methodologies in assessing the fair value of financial instruments. Judgment is required in interpreting market data to develop the estimates of fair value and, accordingly, changes in assumptions or the estimation methodologies may affect the fair value estimates. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1 —	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 —	Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3 —	Unobservable inputs are used when little or no market data is available.
The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.
Financial assets and liabilities held by the Company measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024 include the public placement warrant liability and the related party private placement warrant liability (see Note 4 – Fair Value Measurements).
The Company’s long-term debt, non-current, which is the Amended Senior Notes (see Note 6 – Borrowings), is classified within Level 2 of the fair value hierarchy. The carrying value of the long-term debt, non-current approximates the fair value as the interest rate on the Amended Senior Notes is based on a rate which reflects terms similar to those the Company could currently secure in the open market.

For certain other financial assets and liabilities, including cash, cash equivalents, restricted cash, prepaid and other current assets, accounts payable, accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.
Revenue Recognition
The Company’s revenue contracts represent a single performance obligation to sell its products or provide services to customers. Sales are recorded at the time control of the product is transferred to customers, or when services are performed, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods or services provided. Control is the ability of customers to “direct the use of” and “obtain” the benefit from the Company’s products. In evaluating the timing of the transfer of control of products to customers, the Company considers several control indicators, including significant risks and rewards of products, the Company’s right to payment and the legal title of the products. Based on the assessment of control indicators, product revenue is generally recognized when products are shipped to customers. Service revenue is generally recognized over time as services are performed.
In arrangements where another party is involved in providing products or services to a customer, the Company evaluates whether it acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. To the extent the Company acts as the agent, revenue is reported on a net basis. In this evaluation, the Company considers if the Company obtains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price. For the three and nine months ended September 30, 2025 and 2024, the Company has determined it is acting as the principal in its revenue arrangements due to the Company being primarily responsible for fulfillment of the arrangement and having discretion in establishing the price.
The timing of revenue recognition may differ from the timing of invoicing to customers, and these timing differences result in receivables (billed or unbilled), contract assets, or contract liabilities (deferred revenue) on the Company’s interim condensed consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to the right to invoice, or deferred revenue when revenue is recognized subsequent to invoicing. The Company had zero contract assets at September 30, 2025 and December 31, 2024, and $0.8 million and zero deferred revenue at September 30, 2025 and December 31, 2024, respectively.
Recent Accounting Pronouncements
Accounting Pronouncements Not Yet Adopted
In December 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The Company is currently in the process of reviewing the guidance and evaluating its impact on its consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, which will require additional expense disclosures for all public entities. The amendments require that at each interim and annual reporting period, an entity will disclose certain disaggregated expenses included in each relevant expense caption, as well as the total amount of selling expenses and, in annual periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the incremental disclosures that will be required in its financial statements.
In July 2025, the FASB issued Accounting Standards Update 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively. We are currently evaluating the potential impact of adopting ASU 2025-05 on our consolidated financial statements and disclosures.
4.    FAIR VALUE MEASUREMENTS
Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy at September 30, 2025 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Public placement warrant liability	$—	$—	$18	$18
Related party private placement warrant liability	—	—	365	365
Long-term debt, non-current	$—	$12,911	$—	$12,911
Total liabilities	$—	$12,911	$383	$13,294
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy at December 31, 2024 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Public placement warrant liability	$—	$—	$267	$267
Related party private placement warrant liability	—	—	133	133
Long-term debt, non-current	—	13,186	—	13,186
Total liabilities	$—	$13,186	$400	$13,586
Level 3 liability valuations are based on unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.
Changes in the fair value measurement of Level 3 liabilities are related mainly to unrealized gains (losses) resulting from remeasurement each period and are reflected in the interim condensed consolidated statements of operations and comprehensive loss.
Public Placement Warrant Liability
In connection with the Merger, the Company assumed the Public Placement Warrants (see Note 7 – Warrants) to purchase the Company’s Common stock. The Company accounts for the Public Placement Warrants as a liability in accordance with ASC 815-40-15 since the Public Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. This liability is subject to remeasurement at each balance sheet date until exercised. The fair value of the public placement liability at September 30, 2025 and December 31, 2024 was determined using the Monte Carlo simulation model. The public placement warrant liability represents a Level 3 measurement within the fair value hierarchy as it has been valued using some unobservable inputs.

The key inputs for the Monte Carlo simulation model to value the Public Placement Warrants at September 30, 2025 and December 31, 2024 were as follows:

	September 30, 2025	December 31, 2024
Stock price	$3.78	$9.60
Exercise price	$230.00	$230.00
Redemption Threshold	$360.00	$360.00
Effective expiration date	August 13, 2029	August 13, 2029
Term (years)	3.9	4.6
Volatility	82%	80%
Risk-free rate	3.60%	4.27%
Related Party Private Placement Warrant Liability
In connection with the Merger, the Company assumed the Private Placement Warrants (see Note 7 – Warrants) to purchase the Company’s Common stock, which were issued to the Sponsor, a related party. The Company accounts for the Private Placement Warrants as a liability in accordance with ASC 815-40-15 since the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as a liability. This liability is subject to remeasurement at each balance sheet date until exercised.
On February 14, 2025, pursuant to a settlement agreement with the Sponsor (see Note 10 – Commitments and Contingencies), the Company exchanged the 250,000 Private Placement Warrants for a warrant to purchase 250,000 shares of Common stock (the “Sponsor Warrants”) at an exercise price of $10.00 per share. The warrants became exercisable immediately upon issuance and will terminate on the fifth anniversary of the issuance date. The related party private placement warrant liability represents a Level 3 measurement within the fair value hierarchy as it has been valued using unobservable inputs.

The fair value of the Private Placement Warrants at February 14, 2025 and December 31, 2024 was determined using the Monte Carlo simulation model. The key inputs for the Monte Carlo simulation model to value the Private Placement Warrants at February 14, 2025 and December 31, 2024 were as follows:

	February 14, 2025	December 31, 2024
Stock price	$13.20	$9.60
Exercise price	$230.00	$230.00
Redemption Threshold	$360.00	$360.00
Effective expiration date	August 13, 2029	August 13, 2029
Term (years)	4.5	4.6
Volatility	80%	80%
Risk-free rate	4.22%	4.27%

The fair value of the Sponsor Warrants at September 30, 2025 and February 14, 2025 was determined using the Monte Carlo simulation model. The key inputs for the Monte Carlo simulation model to value the Sponsor Warrants at September 30, 2025 and February 14, 2025 were as follows:

	September 30, 2025	February 14, 2025
Stock price	$3.78	$13.20
Exercise price	$10.00	$10.00
Effective expiration date	February 14, 2030	February 14, 2030
Term (years)	4.4	5.0
Volatility	81%	84%
Risk-free rate	3.6%	4.2%
Change in Fair Value of Level 3 Liabilities
The following table presents a reconciliation of the public placement warrant liability measured at fair value on a recurring basis as of September 30, 2025:

Public Placement Warrant Liability
Balance at January 1, 2025	$267
Change in estimated fair value	(184)
Balance at March 31, 2025	$83
Change in estimated fair value	(78)
Balance at June 30, 2025	$5
Change in estimated fair value	13
Balance at September 30, 2025	$18
The change in fair value of the public placement warrant liability is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the public placement warrant liability.
The following table presents a reconciliation of the related party private placement warrant liability measured at fair value on a recurring basis as of September 30, 2025:

Related Party Private Placement Warrant Liability
Balance at January 1, 2025	$133
Change in estimated fair value before modification(1)	71
Change in fair value for exchange of Sponsor Warrants on February 14, 2025(1)	1,816
Change in estimated fair value after modification(1)	(1,276)
Balance at March 31, 2025	$744
Change in estimated fair value	(499)
Balance at June 30, 2025	$245
Change in estimated fair value	120
Balance at September 30, 2025	$365

(1) See Note 7 – Warrants for more information on the exchange of warrants with the Sponsor and modification of the related party private placement warrant liability.

The net change in fair value of $0.2 million of the related party private placement warrant liability for the nine months ended September 30, 2025 is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of private placement warrant liability.
The following table presents a reconciliation of the convertible notes liability measured at fair value on a recurring basis as of September 30, 2024:

Convertible Notes
Balance at January 1, 2024	$15,604
Note issuance during the period	3,457
Change in estimated fair value	1,213
Balance at March 31, 2024	$20,274
Note issuance during the period	10,130
Loss on extinguishment	22,183
Change in estimated fair value	15,874
Balance at June 30, 2024	$68,461
Note issuance during the period	3,972
Change in estimated fair value	14,577
Conversion into Common stock	(87,010)
Balance at September 30, 2024	$—
The change in fair value of the convertible notes is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the convertible notes. There was no change in fair value attributable to the instrument-specific credit risk for the three and nine months ended September 30, 2024.
There were no convertible notes outstanding as of September 30, 2025 or December 31, 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other

Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
The following table presents a reconciliation of the related party convertible notes liability measured at fair value on a recurring basis as of September 30, 2024:

Related Party Convertible Notes
Balance at January 1, 2024	$2,133
Note issuance during the period	1,449
Change in estimated fair value	248
Balance at March 31, 2024	$3,830
Note issuance during the period	3,635
Loss on extinguishment	4,176
Change in estimated fair value	5,300
Balance at June 30, 2024	$16,941
Change in estimated fair value	(1,796)
Conversion into Common stock	(15,145)
Balance at September 30, 2024	$—
The change in fair value of the related party convertible notes is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of related party convertible notes. There was no change in fair value attributable to the instrument-specific credit risk for the three and nine months ended September 30, 2024.
There were no related party convertible notes outstanding as of September 30, 2025 or December 31, 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
The following table presents a reconciliation of the share-based termination liability measured at fair value on a recurring basis as of September 30, 2024:

Share-Based Termination Liability
Balance at January 1, 2024	$6,349
Change in estimated fair value	(186)
Balance at March 31, 2024	$6,163
Change in estimated fair value	1,498
Balance at June 30, 2024	$7,661
Change in estimated fair value	(334)
Liability settlement due to issuance of Common stock	(7,327)
Balance at September 30, 2024	$—

The change in fair value of the share-based termination liability is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the share-based termination liability.
There was no share-based termination liability outstanding as of September 30, 2025 or December 31, 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 7 to the Consolidated Financial Statements - Share-based Termination Liability” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
The following table presents a reconciliation of the convertible preferred stock warrant liability measured at fair value on a recurring basis as of September 30, 2024:

Convertible Preferred Stock Warrants Liability
Balance at January 1, 2024	$203
Change in estimated fair value	(24)
Balance at March 31, 2024	$179
Change in estimated fair value	(73)
Balance at June 30, 2024	$106
Change in estimated fair value	91
Conversion into Private Warrants	(197)
Balance at September 30, 2024	$—
The change in fair value of the convertible preferred stock warrants is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the convertible preferred stock warrant liability.
There were no convertible preferred stock warrants outstanding as of September 30, 2025 or December 31, 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 9 to the Consolidated Financial Statements - Warrants” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
5.    SIGNIFICANT BALANCE SHEET COMPONENTS
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets at September 30, 2025 and December 31, 2024, consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
Prepaid expenses	$666	$1,200
Deposits	28	46
Other current assets	652	1,347
Total prepaid expenses and other current assets	$1,346	$2,593
The Company has recorded $0.5 million and $1.2 million of Employee Retention Credits (“ERC”) as other current assets, which are included in prepaid expenses and other current assets in the interim condensed consolidated balance sheets at September 30, 2025 and December 31, 2024, respectively. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the ERC is a refundable payroll tax credit for businesses and tax-exempt organizations that were affected during the COVID-19 pandemic. Eligible businesses, both for-profit and not-for-profit, that experienced a “significant” decline in gross receipts in any quarter (more than 50% decrease in 2020 from 2019, and more than 20% in

2022) could receive a quarterly refundable payroll tax credit. The Company believes it has reasonably assured qualification and submitted for refunds under the ERC program.
Property and Equipment, net
Property and equipment, net as of September 30, 2025 and December 31, 2024 consisted entirely of equipment. Accumulated depreciation as of September 30, 2025 and December 31, 2024 was immaterial.
Depreciation expense for the three and nine months ended September 30, 2025 and 2024 was immaterial. The depreciation expense is presented within operating expenses and is excluded from cost of revenue.
Other Non-Current Assets
Other non-current assets at September 30, 2025 and December 31, 2024, consisted entirely of prepaid expenses, non-current. The prepaid expenses, non-current balance at September 30, 2025 and December 31, 2024 includes $3.0 million of the remaining balance of the upfront payment made by the Company in October 2022 for future technical services to be provided by Ginkgo Bioworks, Inc. (“Ginkgo”) (see Note 10 – Commitments and Contingencies).
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities at September 30, 2025 and December 31, 2024, consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
Accrued professional services	$2,697	$2,091
Accrued payroll and benefits	556	205
Accrued interest expense	647	659
Other accrued expenses	1,485	544
Total accrued expenses and other current liabilities	$5,385	$3,499

Excise Tax Payable

During the second quarter of 2024, the Internal Revenue Service (“IRS”) issued final regulations with respect to the timing and payment of excise tax. Pursuant to those regulations, the Company was required to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024.

The Company did not pay its excise tax liability by October 31, 2024, and as of September 30, 2025, owed approximately $2.9 million in excise tax (the “Excise Tax Liability”). The Company is currently making estimated monthly payments over 72 months of $0.04 million to the IRS. As the Company is unable to pay its obligation in full, it is subject to additional interest and penalties which are currently estimated at 9% interest per annum and a 0.5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full. The Company accrued $0.6 million and $0.5 million in interest and penalties as of September 30, 2025 and December 31, 2024, respectively, which has been recorded as part of accrued expenses and other current liabilities on the condensed consolidated balance sheets.
6.    BORROWINGS
Senior Secured Notes
In October 2022, the Company and Ginkgo executed several concurrent agreements including a Senior Secured Note Purchase Agreement (the “Ginkgo Note Purchase Agreement”), an amendment to the 2021 Technical Development Agreement (“2021 TDA”), a 2022 Technical Development Agreement (“2022 TDA”), a Pledge and Security Agreement, and Trademark and Patent Security Agreements (see Note 10 – Commitments and Contingencies).

Under the terms of the Ginkgo Note Purchase Agreement, the Company issued and sold to Ginkgo and Ginkgo agreed to purchase senior secured notes (the “Senior Secured Notes”) on October 14, 2022 (the “Notes Issuance Date”), in the aggregate original stated principal amount of $30 million. Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. The remainder of the proceeds from the Senior Secured Notes issuance may be used by the Company for working capital and general corporate purposes. The Senior Secured Notes initially matured on October 14, 2024 (the "Maturity Date") or earlier upon an event of default as defined by the Ginkgo Note Purchase Agreement.
The Ginkgo Note Purchase Agreement initially required quarterly interest payments on the outstanding principal amount of the Notes, from the Notes Issuance Date until and including the Maturity Date, at a rate equal to the three-month United States Treasury Security Rate on the date three business days prior to the applicable quarterly payment date (defined as (i) the last business day of each fiscal quarter beginning on the first such date prior to issuance of the Senior Secured Notes and (ii) the Maturity Date), plus six percent. The Senior Secured Notes initially carried a default rate of interest, due upon the occurrence and during events of default, as defined in the Ginkgo Note Purchase Agreement, of an incremental three percent.
Principal payments were initially due quarterly, starting in the first quarter subsequent to a qualified equity issuance, as defined in the Ginkgo Note Purchase Agreement, for cash proceeds greater than or equal to $50.0 million (defined as the “Amortization Date”), through the Maturity Date. Senior Secured Notes issued under the Ginkgo Note Purchase Agreement, once repaid or prepaid, may not be reborrowed. The Senior Secured Notes may be prepaid at any time without penalty or premium.
The Senior Secured Notes are collateralized by substantially all of the Company’s assets, and each of its legal subsidiaries’ tangible and intangible assets. The Senior Secured Notes contain customary covenants and events of default. Additionally, the Senior Secured Notes contain subjective acceleration clauses to accelerate the Maturity Date of the Senior Secured Notes in the event that a material adverse change has occurred within the business, operations, or financial condition of the Company. At September 30, 2025, the Company believes that the likelihood of the acceleration of the Maturity Date due to the subjective acceleration clauses is remote.
In December 2023, the Company entered into an amendment to modify the Ginkgo Note Purchase Agreement (“Ginkgo NPA Amendment”). Under the terms of the modification, $10.0 million of outstanding principal was exchanged for a $10.0 million convertible note (“Ginkgo Convertible Note”), which was subjected to the terms of a separate note purchase agreement with certain investors ("Bridge NPA") (See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information about the Bridge NPA). The remaining $20.0 million of outstanding principal, $0.1 million of unamortized issuance costs, and accrued interest of $1.7 million related to the outstanding principal, were exchanged for amended senior secured notes with a principal balance of $11.8 million (the “Amended Senior Note”), a nonexclusive right to license Bolt Threads’ intellectual property relating to Mylo (“IP Transfer”), and a reduction of the prepaid balance relating to the 2022 TDA by $5.4 million (collectively, the “2023 Ginkgo Amendment”). The Amended Senior Note increased the interest rate from the Senior Secured Notes from the existing rate of treasury rate plus 6% per annum to a fixed rate of 12% per annum. In addition, the Amended Senior Note extended the Maturity Date from October 14, 2024 per the Senior Secured Notes to December 31, 2027.
In April 2024, the Company and Ginkgo entered into the second amendment to the Ginkgo Note Purchase Agreement (the “Ginkgo Note Purchase Agreement Amendment No. 2”). Pursuant to the Ginkgo Note Purchase Agreement Amendment No. 2, the interest from the Ginkgo NPA Amendment effective date until the occurrence of the SPAC transaction was to be paid either entirely in cash or in kind by capitalizing and adding such accrued interest to the principal of the Amended Senior Notes at the option of the Company. In addition, upon the occurrence of the SPAC transaction, the Company was obligated to prepay an aggregate principal amount of the Amended Senior Notes equal to the sum of (i) the product of (x) $0.25 million and (y) the number of interest payments that were paid in kind, plus (ii) any accrued but unpaid interest amount. After the Merger consummation in August 2024, the Company paid $0.5 million in principal of the Amended Senior Note in September 2024.
At December 31, 2024, the total outstanding principal balance under the Amended Senior Note was $12.0 million and had an effective interest rate of 8.3%. The carrying value of the Amended Senior Note was $13.2 million at December 31, 2024, and is included in long-term debt, non-current, in the interim condensed consolidated balance sheet.

At September 30, 2025, the total outstanding balance under the Amended Senior Note was $12.0 million and had an effective interest rate of 8.3%. The carrying value of the Amended Senior Note was $12.9 million at September 30, 2025, and is included in long-term debt, non-current, in the interim condensed consolidated balance sheet.
For the three months ended September 30, 2025 and 2024, interest expense recognized on the Amended Senior Note was $0.3 million and $0.3 million, respectively. For the nine months ended September 30, 2025 and 2024, interest expense recognized on the Amended Senior Note was $0.8 million and $0.9 million, respectively. At September 30, 2025 and December 31, 2024, there was $0.4 million and $0.4 million of accrued interest related to the Amended Senior Note, respectively, that is included within the accrued expenses and other current liabilities in the interim condensed consolidated balance sheets. The Company calculates and records interest expenses on the Amended Senior Note using the effective interest method.
On July 3, 2025, the Company and Ginkgo entered into a waiver agreement to the Amended Senior Note, which deferred the June 30, 2025 interest payment date to July 31, 2025. On August 7, 2025, the Company and Ginkgo entered into a waiver agreement to the Amended Senior Note, which further deferred the June 30, 2025 interest payment date to the earlier of 1) the date that the claims purchase agreement between Ginkgo and Seneca terminated (see Note 12 - Changes in Stockholders' Equity (Deficit) for more information on the Seneca Transaction) or 2) August 31, 2025. The Seneca Transaction occurred in August 2025, and the interest payment was settled through the claim purchase agreement between Ginkgo and Seneca.
At September 30, 2025 and December 31, 2024, management has represented that the Company was in compliance with all applicable covenants under the Amended Senior Note.
The following table summarizes the Company’s stated maturities and future scheduled principal repayments for the Amended Senior Note at September 30, 2025 (in thousands):

For the remainder of the year ending December 31,	Amount
2025	$—
2026	—
2027	11,960
Total debt principal payments	$11,960
Add: unamortized debt premium	951
Total Amended Senior Note	$12,911
7.    WARRANTS
Private Warrants
In connection with the Company’s various historical debt and equity financing arrangements, the Company issued convertible preferred stock warrants to purchase shares of its various series of convertible preferred stock.
The convertible preferred stock warrants were initially classified as liabilities, with changes in fair value recorded through earnings, as the underlying convertible preferred shares could be redeemed by the holders of these shares upon the occurrence of certain events that are outside of the control of the Company.
Prior to the consummation of the Merger in August 2024, each issued and outstanding convertible preferred stock warrant to purchase Legacy Bolt convertible preferred stock converted into a warrant to purchase shares of the Company’s Common stock (the "Private Warrants"), with each warrant subject to the same terms and conditions as were applicable to the original warrant and having an exercise price and number of shares of Common stock purchasable based on an exchange ratio and other terms contained in the Merger Agreement (the “Private Warrants Conversion”).
After the Private Warrants Conversion, the Private Warrants are indexed to the Company’s own stock and meet all conditions for equity classification. Prior to the Private Warrants Conversion, the Company remeasured the convertible preferred stock warrant liability resulting in a final warrant value of $0.2 million. Therefore, the convertible preferred stock warrant liability for these warrants was removed and additional paid-in capital was increased by $0.2 million to account for the equity reclassification.

The following table represents the Private Warrants outstanding at September 30, 2025 and December 31, 2024:

	Issued Date	Exercise Price	Number of shares	Expiration Date
Series A	January 2013	$63.36	631	January 2028
Series B	June 2015	229.99	434	June 2030
Series E	July 2022	1,284.95	778	July 2029
Total			1,843
Public Warrants
In connection with the Company’s Merger in August 2024, the Company assumed warrants to purchase 479,163 shares of the Company’s Common stock (the "Public Placement Warrants"), with an exercise price of $230.00 per share. Additionally, the Company assumed warrants to purchase 250,000 shares of the Company’s Common stock which were issued to the Sponsor, a related party, with an exercise price of $230.00 per share (the “Private Placement Warrants” and together with the Public Placement Warrants, the “Public Warrants”). Public Warrants may only be exercised for a whole number of shares.
The Public Warrants are classified as liabilities in accordance with ASC 815-40-15 since the Public Warrants do not meet the criteria for equity classification and must be recorded as liabilities. These liabilities are subject to remeasurement at each balance sheet date until exercised with changes in fair value recorded through earnings (see Note 4 – Fair Value Measurements).
The Public Warrants became exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Company completed the Merger on August 13, 2024. Therefore, all issued and outstanding Public Warrants became exercisable after September 13, 2024. The Public Warrants expire on August 13, 2029.
In addition, the Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Merger, the Company would use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Merger to have declared effective, a registration statement covering the issuance of the shares of Common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Common stock until the warrants expire or are redeemed. Following the Merger consummation, the Company filed such registration statement on September 19, 2024 with the SEC to cover the issuance of the shares of Common stock issuable upon exercise of the Public Warrants.
Notwithstanding the above, if the Common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption
Redemption of Public Warrants when the price per share of Common stock equals or exceeds $360.00. The Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.20 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or 30-day redemption period, to each warrant holder; and

•if, and only if, the last reported sale price of the Common stock equals or exceeds $360.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
When the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Public Warrants when the price per share of Common stock equals or exceeds $200.00. Commencing ninety days after the Public Warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $2.00 per warrant if holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Common stock based on the redemption date and the fair market value of the Common stock;
•upon a minimum of 30 days’ prior written notice of redemption;
•if, and only if, the last reported sale price of the Common stock equals or exceeds $200.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;
•if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and
•if, and only if, there is an effective registration statement covering the issuance of the shares of Common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.
The Private Placement Warrants are identical to the Public Placement Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised on a cashless basis and (ii) are not subject to redemption. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, then the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as Public Placement Warrants, if price per share is less than $360.00. In addition, the Private Placement Warrants (and the shares of Common stock issuable upon exercise of such Private Placement Warrants) may not be transferred, assigned, or sold until 30 days after the completion of the Company’s Merger, subject to certain limited exceptions.
Exchange of Private Placement Warrants
On February 14, 2025, pursuant to a settlement agreement with the Sponsor (see Note 10 – Commitments and Contingencies), the Company exchanged the Private Placement Warrants for a new warrant to purchase 250,000 shares of Common stock (the "Sponsor Warrants") at an exercise price of $10.00 per share. The warrants became exercisable immediately upon issuance and will terminate on the fifth anniversary of the issuance date.

If, for any consecutive 10 trading day period while the Sponsor Warrants are outstanding, the closing price of the Company's Common stock is equal to or greater than $17.00 (the “Forced Exercise Triggering Event”), then the Company shall have the right, in its sole discretion and upon written notice given at any time within 20 days of the initial occurrence of the Forced Exercise Triggering Event delivered to the holder of the Sponsor Warrant, to force the holder to cash exercise the Sponsor Warrants with respect to the number of shares of Common stock that represents up to the lesser of (i) 125,000 shares of Common stock or (ii) the unexercised portion of the Sponsor Warrants.

The Company accounted for the exchange as a modification of the Private Placement Warrants liability. The change in fair value as a result of the modification was included in the interim condensed consolidated statements of operations and comprehensive loss within the remeasurement of the private placement warrants liability. The modification did not result in a change to the liability classification, and as such the new Sponsor Warrants will continue to be remeasured at fair value at each balance sheet date until exercised with changes in fair value recorded through earnings as remeasurement of related party private placement warrant liability. See Note 4 - Fair Value Measurements for more information on the changes in fair value recognized during the three and nine months ended September 30, 2025 related to the Private Placement Warrants and Sponsor Warrants.

All Public Placement Warrants to purchase 479,163 shares of Common stock were outstanding at September 30, 2025 and December 31, 2024. All newly issued Sponsor Warrants to purchase 250,000 shares of Common stock were outstanding at September 30, 2025, and all previously exchanged Private Placement Warrants to purchase 250,000 shares of Common stock were outstanding at December 31, 2024.
Triton Warrants
On February 13, 2025, the Company entered into a Common stock purchase agreement with Triton Funds ("Triton") related to the purchase of up to $1.5 million of shares of the Company's Common stock (the "Triton Financing"). See Note 12 - Changes in Stockholders' Equity (Deficit) for more information on the Triton Financing.
Pursuant to the purchase agreement, the Company also issued to Triton a warrant (the “Triton Warrants”) to purchase up to 150,000 shares of Common stock at an exercise price of $10.00 per share, the average closing price of the Company’s Common stock on the five trading days immediately preceding the Company’s entry into the Common stock purchase agreement. The Triton Warrants will be exercisable beginning August 13, 2025, subject to a restriction preventing Triton and its affiliates from beneficially owning more than 19.99% of the Company’s outstanding shares of Common stock without the Company first obtaining stockholder approval, and will expire on August 13, 2030.
The Company evaluated the Triton Warrants and concluded that they meet all conditions for equity classification. The estimated fair value of the warrants on issuance date of $3.1 million was recorded to additional paid-in capital within stockholders' equity. As the Company did not receive any consideration for the warrants issued, an offsetting entry was recorded to additional paid-in capital within stockholders' equity, resulting in no net impact to stockholders' deficit as of September 30, 2025.
The following assumptions were used to calculate the fair value of the Triton Warrants upon issuance as of February 13, 2025 using the Black-Scholes pricing model:

February 13, 2025
Stock price	$24.60
Exercise price	$10.00
Effective expiration date	8/13/2030
Term (years)	5.5
Volatility	84%
Risk-free rate	4.4%

8.  COMMON STOCK AND STOCK-BASED COMPENSATION
Common Stock
In connection with the Merger, the Company filed its restated amended certificate of incorporation, which authorized the issuance of up to 500,000,000 shares of Common stock with a par value of $0.0001 per share.

At September 30, 2025 and December 31, 2024, there were 500,000,000 shares of Common stock authorized, and 3,706,197 and 1,714,792 shares issued and outstanding, respectively. Holders of Common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Holders of Common stock are entitled to one vote for each share of Common stock held at all meetings of stockholders.
Common stock reserved for issuance at September 30, 2025 and December 31, 2024, was as follows:

	September 30, 2025	December 31, 2024
Warrants outstanding for future issuance of Common stock	881,007	729,166
Stock options and restricted stock units	425,269	353,908
Stock options and restricted stock units available for future issuance	282,955	34,934
Total shares of Common stock reserved	1,589,231	1,118,008
Equity Incentive Plan
Under the 2009 Equity Incentive Plan (the “2009 Plan”), the 2019 Equity Incentive Plan (the “2019 Plan”), and the 2024 Equity Incentive Plan (the “2024 Plan” and together with the 2009 Plan and 2019 Plan, “the Plans”), the Company may grant stock options (both service-based and performance milestone-based) to employees and non-statutory stock options, restricted share awards (“RSAs”) and restricted stock units (“RSUs”) to employees, officers, and non-employee directors and consultants of the Company. Under the Plans, stock options may be immediately exercisable subject to repurchase or may be exercisable as determined by the Board of Directors. The Company has not allowed for early exercises of options under the Plans. Additionally, to date, the Company has not issued RSAs under the Plans. At September 30, 2025 and December 31, 2024, there were options outstanding to purchase a total of 377,134 and 309,351 shares of Common stock under the Plans, respectively, and 48,135 and 44,520 unvested RSUs, respectively. At September 30, 2025 and December 31, 2024, 282,955 and 34,934 shares of Common stock were available for issuance for either option or RSU grants, respectively, under the 2019 Plan and 2024 Plan.
Employee Stock Purchase Plan
Under the Company’s 2024 Employee Stock Purchase Plan (the “ESPP”) eligible employees may contribute a portion of their eligible earnings toward the purchase of our shares of Common stock at a pre-determined discounted price, subject to certain limitations set forth in the ESPP. Employees can purchase stock at a 15% discount applied to the lower of the closing stock prices on the first trading day of the applicable offering period or last trading day of the purchase period for such offering period. The Company commenced its first offering period under the ESPP on May 15, 2025. For the three and nine months ended September 30, 2025, no shares of Common stock have been purchased under the ESPP and stock-based compensation expense related to the ESPP was immaterial.
Stock Options Repricing
On August 3, 2025 (the “Repricing Date”), in accordance with the terms of the 2024 Plan, the Board of Directors of the Company approved a stock option repricing (the “Option Repricing”), effective as of the Repricing Date, of stock options held by six of the Company’s named executive officers and two non-employee members of the Board. Pursuant to the Option Repricing, the exercise prices of stock options covering 282,527 shares with an original exercise price of $6.80 per share, and of stock options covering 70,859 shares with an original exercise price of $5.90 per share, were each reduced to an exercise price of $2.42 per share, the closing price of the Common Stock on last business day prior to the Repricing Date.
The Option Repricing was accounted for as a modification of equity awards. There was no incremental fair value generated as a result of this modification as the fair value of the modified awards immediately after the modification was less than the fair value of the original awards immediately before the modification. As a result, the Company will not record additional stock-based compensation expense related to the modification.

Service-based Stock Options
Option award activity for service-based stock options granted at September 30, 2025, was as follows:

	Number of options outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousand)
Balances at January 1, 2025	304,245	$31.60	9.5	$802
Granted(1)	424,245	3.00	—	—
Exercised	—	—	—	—
Expired	(3,076)	87.40	—	—
Forfeited(1)	(353,386)	6.62	—	—
Balances at September 30, 2025	372,028	$22.17	9.0	$481
Vested and exercisable at September 30, 2025	199,358	$39.27	8.7	$246
(1) Includes 353,386 stock options repriced in August 2025, as discussed above.

Stock options that vested during the nine months ended September 30, 2025, had a weighted-average grant date fair value of $14.78. As reflected in the table above, no service-based options were exercised during the nine months ended September 30, 2025. There were 172,670 service-based unvested options at September 30, 2025 and $1.1 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over the weighted-average period of 2.3 years.
Performance Milestone-based Stock Options
Option award activity for performance milestone-based stock options granted at September 30, 2025, was as follows:

	Number of options outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balances at January 1, 2025	5,106	$417.00	5.6	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Balances at September 30, 2025	5,106	$417.00	4.8	$—
Vested and exercisable at September 30, 2025	1,702	$417.00	4.8	$—
As reflected in the table above, no performance milestone-based options were granted or exercised during the nine months ended September 30, 2025. There were no performance milestone-based options that vested during the nine months ended September 30, 2025. There were 3,404 of performance milestone-based unvested options and total unrecognized compensation costs were immaterial at September 30, 2025.

Restricted Stock Units
A summary of the Company’s RSU activity and related information is as follows:

	Number of RSUs Outstanding	Weighted-Average Grant Date Fair Value Per Share
Balances at January 1, 2025	44,520	$193.80
Granted	38,459	5.90
Vested	(30,867)	129.24
Forfeited	(3,977)	180.00
Balances at September 30, 2025	48,135	$93.35
The RSUs have both a service-based condition or a performance milestone-based condition(s) and a liquidity event condition. The total RSU vesting expense was $1.3 million and $4.6 million for the three and nine months ended September 30, 2025, respectively. As of September 30, 2025, the Company had $1.7 million of future expense to be recognized relating to the RSU’s which still require satisfaction of the service condition, which is expected to be recognized over the weighted-average period of 0.8 years.
Stock-Based Compensation
The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s interim condensed consolidated statements of operations and comprehensive loss (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Research and development	$41	$3,224	$238	$3,224
Sales and marketing	10	758	31	758
General and administrative	1,423	10,961	4,898	11,156
Total stock-based compensation expense	$1,474	$14,943	$5,167	$15,138
9.  INCOME TAXES
The Company’s provision for income taxes for interim periods is determined using an estimated annual effective income tax rate. The Company’s quarterly tax provision is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company does business, and tax law developments.
The Company’s effective tax rate for the three and nine months ended September 30, 2025, and the same period in the prior year differs from the U.S. statutory rate of 21% as a result of stock compensation and our U.S. federal and state losses for which no benefit will be realized. The Company's income tax provision was zero for the three and nine months ended September 30, 2025 and 2024. This resulted in an effective tax rate of 0.0% for the three and nine months ended September 30, 2025, and 0.0% for the three and nine months ended September 30, 2024.
There were no material changes to the Company’s unrecognized tax benefits during the three and nine months ended September 30, 2025.

10.  COMMITMENTS AND CONTINGENCIES
Litigation
From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.
Donoghue v. Golden Arrow Sponsor, LLC
On June 29, 2025, the Company was named as a nominal defendant in a lawsuit captioned Donoghue v. Golden Arrow Sponsor, LLC, Case No. 25-CV-5395-PKC, pending in the United States District Court for the Southern District of New York. The action asserts claims under Section 16(b) of the Securities Exchange Act of 1934 against Golden Arrow Sponsor, LLC in connection with transactions involving the Company’s securities. The Company was not accused of wrongdoing and was not a target of the claims in the lawsuit. On November 5, 2025, the Plaintiff filed a notice of dismissal of all claims in the action with prejudice, and the case was terminated by the court on November 6, 2025.

Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Technical Development Agreement
During the year ended December 31, 2021, the Company entered into a 2021 TDA with Ginkgo. Under the 2021 TDA, the Company and Ginkgo will collaborate on certain projects that will use Ginkgo’s expertise in strain engineering and lab-scale fermentation processes, referred to as “technical services”. Ginkgo provided the Company with a credit of $5 million to apply against technical services under the 2021 TDA. In December 2023, the Company and Ginkgo entered into a termination agreement to terminate the 2021 TDA.
As disclosed in Note 6 – Borrowings, in October 2022, the Company and Ginkgo executed several concurrent agreements including the Ginkgo Note Purchase Agreement, the amendment to the 2021 TDA, the 2022 TDA, a Pledge and Security Agreement, and Trademark and Patent Security Agreements.
Under the 2022 TDA, the Company and Ginkgo will continue to collaborate on certain projects using Ginkgo’s expertise in specialized engineering and lab-scale fermentation processes. The 2022 TDA includes a royalty payment obligation based on future net sales if and when the first commercial sale of the products developed and improved under the 2022 TDA occurs. Royalty payments, due in cash, are based on defined royalty rates for each country or jurisdiction in which the sale is made. In certain instances, a lump sum royalty payment may be due for a particular product, in which case no further royalty payments are required. At September 30, 2025 and December 31, 2024, the Company has not accrued a liability for royalty payment as no payment obligation or commercial sale of the products developed and improved under the 2022 TDA has occurred.
Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. As disclosed in Note 6 – Borrowings, in December 2023, the Company and Ginkgo executed the Ginkgo NPA Amendment to reduce the prepaid balance relating to the 2022 TDA by $5.4 million. At September 30, 2025 and December 31, 2024, the Company had $3.0 million and $3.4 million, respectively, in credit remaining to be applied against future technical services under the 2022 TDA, which is recorded within prepaid expenses and other current assets and other non-current assets within the interim condensed consolidated balance sheets.
Founder Shares – Related Party
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its 352,375 shares of Common stock (the “Founder Shares”) of the Company until the earlier to occur of (A) one year after the completion of a Merger and (B) subsequent to a Merger, (x) if the last reported sale price of the Common Stock equals or exceeds $240.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Merger, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Common stock for cash, securities or other property.
Nasdaq Notifications
Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. On November 6, 2024, the Company received a written notice from Nasdaq (the “Bid Price Notice”) indicating that it was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing. The Bid Price Notice does not result in the immediate delisting of the Company’s Common stock from the Nasdaq Capital Market. The Bid Price Notice indicated that the Company had 180 calendar days (or until May 5, 2025) in which to regain compliance. On April 21, 2025, the Company effected the Reverse Stock Split (see Note 1 - Organization and Description of Business) in order to regain compliance with the minimum bid price requirement by the May 5, 2025 deadline. On May 7, 2025, Nasdaq notified the Company that the Company has regained compliance with the minimum closing bid price requirement for the Company’s Common stock for continued listing on Nasdaq.
On February 10, 2025, the Company received a letter from the Nasdaq notifying the Company that it was not in compliance with the minimum Market Value of Listed Securities requirement as set forth in Nasdaq Listing Rule 5450(b)(2)(A) as the Company has not met the minimum $50 million minimum Market Value of Listed Securities requirement for continued listing. On the same day, the Company also received a letter from the Nasdaq notifying the Company that it was not in compliance with the minimum Market Value of Publicly Held Shares requirement as set forth in Nasdaq Listing Rule 5450(b)(2)(C) as the Company has not met the minimum $15 million minimum Market Value of Publicly Held Shares requirement for continued listing. These letters had no immediate effect on the listing of the Common stock on the Nasdaq Capital Market. The Company had 180 calendar days from receipt of letters, or until August 11, 2025 in which to regain compliance.
On August 12, 2025, the Company received a notice of a determination of delisting from Nasdaq. The Company’s hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the delisting determination was held on September 16, 2025 and the delisting action was stayed pending the final written decision by the Panel. The Company's Common stock remained listed on the Nasdaq Global Select Market during the pendency of the hearing process and will remain listed during any extension period granted by the Panel.

On September 30, 2025, the Company received written notification from the Panel (the “Determination Letter”) granting the Company’s request for an extension to regain compliance with Nasdaq’s listing standards based on the compliance plan presented at the Company’s hearing before the Panel. As part of that plan, the Company presented a timeline of achieving compliance by December 31, 2025, which date is within the Panel’s authority under Nasdaq Listing Rule 5815 to grant an extension of up to 180 days. Pursuant to the Determination Letter, the Company is to gain compliance with the minimum equity standard requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) in lieu of regaining compliance with Nasdaq’s MVLS and MVPHS listing rules and is to phase down to the Nasdaq Capital Market. The Company intends to satisfy these requirements and demonstrate compliance with the Equity Rule within the current extension period or, if appropriate, to request a further extension from the Panel, with any such further extension subject to the Panel’s discretion.
The Company is undertaking measures to regain compliance within the extension period, however, there can be no assurance that the Company will ultimately regain compliance with the Equity Rule or be able to maintain compliance with all other applicable requirements for continued listing on the Nasdaq. The Company’s failure to meet these requirements could result in the Company’s securities being delisted from the Nasdaq. The Company may request a further extension within which to remain compliance with the Equity Rule, however, any extension and the length of any such extension are within the Panel’s discretion.
Sponsor Settlement Agreement and Exchange Agreement

On February 14, 2025, the Company entered into a settlement agreement (the “Sponsor Settlement Agreement”) with its SPAC transaction Sponsor, Golden Arrow Sponsor, LLC. The Company currently owes approximately $2.9 million in excise tax pursuant to section 4501 of the Internal Revenue Code for redemptions of shares of GAMC Class A common stock in 2023 by the stockholders of GAMC prior to the consummations of the transactions contemplated by the Business Combination. The Company has proposed a payment plan to the Internal Revenue Service (“IRS”) whereby the Company would be permitted to pay the Excise Tax Liability over a series of payments over time (the “Payment Plan”).

Pursuant to the Sponsor Settlement Agreement, the Sponsor was required to (i) use its commercially reasonable efforts to provide or organize financing for us in an amount of $10.0 million to close by August 13, 2025 (the “Sponsor Financing”) and (ii) (a) in the event that the IRS granted the Payment Plan, pay to us 75% of the total amount of each payment due to the IRS thereunder no less than 7 calendar days prior to the due date for each payment (the “Golden Arrow Payment Contribution”) or (b) in the event the IRS denied our request for a Payment Plan, either (A) close the Sponsor Financing by August 13, 2025 or (B) pay to the Company 75% of the total amount of the then-outstanding Excise Tax Liability as well as all accrued interest on the entire Excise Tax Liability on August 13, 2025. The Golden Arrow Payment Contribution was to continue until the earlier of (i) an aggregate amount of at least $6.0 million of Sponsor Financing was successfully closed or (ii) the Excise Tax Liability was fully paid. Notwithstanding the foregoing, the Sponsor’s payments were be capped at, and were not to exceed, the total amount the Sponsor received from selling 50% of the shares of our Common stock held by the Sponsor on February 14, 2025.

As partial consideration for entering into the Sponsor Settlement Agreement, on March 5, 2025, the Company exchanged warrants to purchase 250,000 shares of Common stock that are governed by the terms of our Warrant Agreement, dated March 16, 2021 for a warrant to purchase 250,000 shares of Common stock at an exercise price of $10.00 per share, the average closing price of its Common stock on the five trading days immediately preceding our entry into the Sponsor Settlement Agreement. The Warrant will be exercisable immediately upon issuance and will terminate on the fifth anniversary of the issuance date. Refer to Note 4 - Fair Value Measurements and Note 7 - Warrants for more information on the warrants exchanged as part of the Sponsor Settlement Agreement.

In August 2025, the Company received a settlement payment of $0.4 million from the Sponsor.

11.  BASIC AND DILUTED NET LOSS PER SHARE
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Numerator:
Net income (loss) attributable to common stockholders, basic and dilutive	$(7,478)	$6,392	$(18,020)	$(59,134)
Denominator:
Weighted-average common shares outstanding, basic	2,765,446	995,410	2,195,522	489,409
Add: Options, with dilutive impact only	—	1,032	—	—
Add: Private Warrants, with dilutive impact only	—	324	—	—
Weighted-average common shares outstanding, diluted	2,765,446	996,766	2,195,522	489,409

Net income (loss) per share, basic	$(2.70)	$6.42	$(8.21)	$(120.83)
Net income (loss) per share, diluted	$(2.70)	$6.41	$(8.21)	$(120.83)

The following securities were excluded due to their anti-dilutive effect on net loss per share attributable to common stockholders recorded in each of the periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Stock options outstanding	377,134	20,760	377,134	21,792
Unvested RSUs	48,135	54,058	48,135	54,058
Warrants to purchase Common stock	881,007	730,686	881,007	731,010
Total	1,306,276	805,504	1,306,276	806,860
12. CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
Triton Financing
On February 13, 2025, the Company entered into a common stock purchase agreement with Triton related to the purchase of up to $1.5 million of shares of the Company's Common stock between the date a form S-1 registration statement became effective and June 30, 2025. Triton is a San Diego based entity that makes direct investments in publicly-traded companies. Under the form S-1 registration statement, the Company registered 492,842 shares of Common stock consisting of (a) up to 342,842 shares of Common stock and (b) up to 150,000 shares of Common stock underlying a warrant to purchase the Company's Common stock. See Note 7 - Warrants for more information on the Triton Warrants.
The S-1 registration statement became effective on March 27, 2025. On March 31, 2025, the Company issued 342,842 shares of Common stock to Triton, subject to payment by Triton for the shares. In June 2025, the Company received $0.5 million of gross proceeds for the sale of Common stock. The Company recorded the proceeds to Common stock and additional paid-in capital, and recorded $0.2 million of deferred transaction costs to additional paid-in capital for the nine months ended September 30, 2025.
Seneca Transaction
On August 1, 2025, the Company signed an agreement with Southern Point Capital (“Seneca”) pursuant to which Seneca entered into claim purchase agreements to purchase up to an aggregate of $1.7 million of our outstanding payables with certain of our vendors (the “Vendor Payables”) and, subject to a court order, exchange such Vendor Payables for a settlement pursuant to Section (3)(a)(10) of the Securities Act of 1933, as amended (the “Seneca Transaction”). The amount of Vendor Payables were initially convertible at the option of Seneca by the lower of (i) $2.42 per share, the closing price of the Company’s Common stock on the date of the agreement with Seneca and (ii) 77% of the average of the three lowest traded prices on which at least 100 shares of Common stock were traded during the five-trading day period preceding a conversion notice delivered pursuant to such agreement, subject to a minimum price floor of $0.25 per share. Seneca was not permitted to acquire shares of Common stock under the Seneca Transaction if, as a result thereof, Seneca would beneficially own (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 4.99% of the number of shares of our Common stock then outstanding. The agreement also provides that we may not issue, and shall not be obligated to issue, any shares to the extent such issuance would violate our obligations under the Nasdaq Global Select Market, including any requirement that the issuance of such shares would require approval of our stockholders, until such approval has been obtained, which occurred on August 29, 2025.
During the three months ended September 30, 2025, the Company issued an aggregate of 730,439 shares of Common stock pursuant to the claim purchase agreements for the $1.7 million of outstanding payables that were purchased. The Seneca Transaction was accounted for as an extinguishment of debt. The difference between the fair value of Common stock issued and the fair value of Vendor Payables settled of $3.1 million was recorded through earnings as loss on debt extinguishment in the interim condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2025.
August 2025 PIPE Transaction
On August 14, 2025, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company agreed to sell and issue an aggregate of 913,979 shares of its Common stock at a purchase price of $4.65 per share (the “August 2025 PIPE Transaction”). The August 2025 PIPE Transaction consisted of (i) 518,817 shares of Common stock issued at closing and (ii) pre-funded warrants to purchase up to 395,162 shares of Common stock (the “August 2025 Warrants”). The August 2025 Warrants were immediately exercisable at a nominal exercise price and had no expiration date.

The Company evaluated the August 2025 Warrants in accordance with ASC 480 - Distinguishing Liabilities from Equity, and determined that the warrants met the criteria for classification in stockholders’ equity. Accordingly, the warrants were recorded in additional paid-in capital at their fair value of $1.8 million on the issuance date.
Gross proceeds from the August 2025 PIPE Transaction totaled approximately $4.25 million. The Company recorded the proceeds to Common stock and additional paid-in capital, and recorded $0.6 million of related transaction costs to additional paid-in capital for the three months ended September 30, 2025. In September 2025, all of the August 2025 Warrants were fully exercised, and the Company issued 395,162 shares of Common stock. The exercise of the warrants had no impact on total stockholders’ equity other than a reclassification within equity from additional paid-in capital to Common stock and additional paid-in capital related to the issuance of the underlying shares.
September 2025 Equity Purchase Agreement
On September 12, 2025, the Company entered into an equity purchase agreement (the “September 2025 Purchase Agreement”) with Ascent Partners Fund LLC (“Ascent”), relating to an equity line of credit facility (the “Ascent ELOC”). Pursuant to the September 2025 Purchase Agreement, the Company will have the right at its option to sell up to $20.0 million of the Company’s Common stock. Under the September 2025 Purchase Agreement, Ascent shall not be obligated to purchase or acquire any shares of Common stock that would result in its beneficial ownership exceeding 9.99% of the Company’s then-outstanding voting power and Ascent shall not be obligated to purchase shares of Common stock if the volume weighted average price for the Common stock is less than $1.00. As consideration for Ascent’s irrevocable commitment to purchase the shares of Common stock under the September 2025 Purchase Agreement, the Company agreed to issue 85,588 shares of Common stock to Ascent.
To initiate a purchase, the Company must deliver written notice to Ascent before trading begins on any trading day. The purchase price of the shares will be determined based on the timing and conditions of an advance notice (each, an “Advance Notice”). If an Advance Notice is received before 8:01 a.m. Eastern Time on a trading day and the amount is between $0.025 million and $0.5 million, the price will be 96% of the lowest volume-weighted average price in the ten trading days immediately preceding the delivery of the notice, provided, that if such closing of the Advance Notice happens and 96% of the lowest daily volume weighted average price in the ten trading days following such closing is lower than such Share Price, then the Company shall issue additional shares of Common stock to Ascent so that the total number of shares of Common stock received by Ascent is equal to the number of shares of Common stock it would have received for the aggregate purchase price paid at such closing for such shares if the shares of Common stock had been valued at such lower price. Alternatively, if the notice is received between 8:01 a.m. and 9:15 a.m. Eastern Time on a trading day, and the pre-market stock price is at least 150% of the prior day’s closing price, the notice amount must not exceed $5.0 million. In this case, the price will be the lesser of: (i) the average of the daily volume-weighted average price of the Common stock on the trading day before the notice is delivered and the volume-weighted average price on the day of the notice, or (ii) 96% of the lowest daily volume-weighted average price over the trading days required for Ascent to fully sell the shares underlying the notice.
Sales of Common stock to Ascent under the September 2025 Purchase Agreement, and the timing of any sales, will be determined by the Company in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of shares of Common stock and determinations by the Company regarding the use of proceeds of such sales. The net proceeds from any sales under the September 2025 Purchase Agreement will depend on the frequency with, and prices at which the shares of Common stock are sold to Ascent. Under the terms of the Purchase Agreement, the Company has agreed not to engage in any other “at the market offering” or “equity line of credit” transaction during the term of the September 2025 Purchase Agreement.
The Company has the right to terminate the September 2025 Purchase Agreement at any time after commencement, at no cost or penalty, upon five trading days’ prior written notice. Ascent has the right to terminate the September 2025 Purchase Agreement upon ten trading days’ prior written notice to the Company of an occurrence of a material and uncured breach or default by the Company, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen trading days after notice of such breach or default is delivered to the Company.

As of September 30, 2025, no shares had been sold to Ascent under the September 2025 Purchase Agreement, and the Ascent ELOC remained available for future use.
13.  SUBSEQUENT EVENTS
Equity Line of Credit Activity
Starting in October 2025, the Company began utilizing the Ascent ELOC facility. As of the issuance date of this report, the Company has delivered four Advance Notices to Ascent, and issued a total of 791,153 shares of Common stock to Ascent for total gross proceeds of $1.8 million.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis provide information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with the unaudited interim condensed consolidated financial statements as of September 30, 2025 and for the three and nine months ended September 30, 2025 and 2024, and the respective notes thereto, included elsewhere in this report. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” in this report. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this report.
Overview
We develop and leverage our Vegan Silk Technology Platform, which is used to produce b-silk and xl-silk, a biodegradable protein polymer and a replacement for silicone elastomers in beauty and personal care. We began commercializing our products in direct-to-consumer products in 2019 and in business-to-business products in 2020. We are headquartered in California.
Recent Developments
Merger
On October 4, 2023, Bolt Threads, Inc. (“Legacy Bolt”) and Golden Arrow Merger Corp. (“GAMC”), a Delaware corporation, entered into a Merger Agreement (the “Merger Agreement”) with Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (the “Merger Sub”).
On August 13, 2024 (the “Closing Date”), a merger transaction between Legacy Bolt and GAMC was completed. Pursuant to the Merger Agreement, (i) on the Closing Date, the Merger Sub merged with and into the Legacy Bolt (together with the other transactions contemplated by the Merger Agreement, the “Merger” or the “SPAC transaction”), with the Merger Sub ceasing to exist and Legacy Bolt surviving as a wholly owned subsidiary of GAMC and (ii) GAMC changed its name to Bolt Projects Holdings, Inc. Unless the context otherwise requires, references in this Quarterly Report on Form 10-Q to the “Company,” “Bolt”, “we,” “us,” or “our” refer to the business of Bolt Threads, Inc., which became the business of Bolt Projects Holdings, Inc. and its subsidiaries following the Closing Date. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 4 to the Consolidated Financial Statements - Reverse Merger” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
The Company determined that Legacy Bolt was the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Mergers.
The determination was primarily based on the following facts:
•Former Legacy Bolt stockholders have a controlling voting interest in the Company.
•Legacy Bolt management continues to hold executive management roles for the post-combination company and is responsible for the day-to-day operations; and
•The founders of Legacy Bolt have two non-independent board seats and final approval in selection of independent seats.
Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy Bolt issuing stock for the net assets of GAMC, accompanied by a recapitalization. No goodwill or other intangible assets were recorded as a result of the Merger.
While GAMC was the legal acquirer in the Merger, because Legacy Bolt was deemed the accounting acquirer, the historical financial statements of Legacy Bolt became the historical financial statements of the combined company, upon the consummation of the Merger. As a result, the financial statements included within this filing reflect (i) the historical operating results of Legacy Bolt prior to the Merger; (ii) the combined results of Legacy Bolt and GAMC following the closing of the Merger; (iii) the assets and liabilities of Legacy Bolt at their historical cost; and (iv) the Company’s equity structure for all periods presented.
Reverse Stock Split
On April 21, 2025, Bolt Projects Holdings, Inc. (the “Company”) effected a 1-for-20 reverse stock split of its Common stock (the “Reverse Stock Split”).
There was no net effect on total stockholders' equity, and the par value per share of our Common stock remains unchanged at $0.0001 per share after the Reverse Stock Split. All references made to share or per share amounts in the accompanying unaudited interim condensed consolidated financial statements and applicable disclosures have been retroactively adjusted for all periods presented to reflect the applicable effects of the Reverse Stock Split and the reduction in the number of authorized shares of Common stock and preferred stock effected by the Charter Amendment.
Public Company Costs
Upon the Closing of the Merger, Bolt began trading on Nasdaq under the ticker symbol “BSLK.” Bolt will need to implement procedures and processes to address public company regulatory requirements and customary practices. We expect Bolt will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Founder Shares – Related Party
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its 352,375 shares of Common stock (the “Founder Shares”) of the Company until the earlier to occur of (A) one year after the completion of a Merger and (B) subsequent to a Merger, (x) if the last reported sale price of the Common stock equals or exceeds $240.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Merger, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Common stock for cash, securities or other property.
Nasdaq Notifications

Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. On November 6, 2024, the Company received a written notice from Nasdaq (the “Bid Price Notice”) indicating that it was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing. The Bid Price Notice does not result in the immediate delisting of the Company’s Common stock from the Nasdaq Capital Market. The Bid Price Notice indicated that the Company had 180 calendar days (or until May 5, 2025) in which to regain compliance. On April 21, 2025, the Company effected the Reverse Stock Split in order to regain compliance with the minimum bid price requirement by the May 5, 2025 deadline. See Note 1 - Organization and Description of Business for more information on the Reverse Stock Split. On May 7, 2025, Nasdaq notified the Company that the Company has regained compliance with the minimum closing bid price requirement for the Company’s Common stock for continued listing on Nasdaq.
On February 10, 2025, the Company received a letter from the Nasdaq notifying the Company that it was not in compliance with the minimum Market Value of Listed Securities requirement as set forth in Nasdaq Listing Rule 5450(b)(2)(A) as the Company has not met the minimum $50 million minimum Market Value of Listed Securities requirement for continued listing. On the same day, the Company also received a letter from the Nasdaq notifying the Company that it was not in compliance with the minimum Market Value of Publicly Held Shares requirement as set forth in Nasdaq Listing Rule 5450(b)(2)(C) as the Company has not met the minimum $15 million minimum Market Value of Publicly Held Shares requirement for continued listing. These letters had no immediate effect on the listing of the Common stock on the Nasdaq Capital Market. The Company had 180 calendar days from receipt of letters, or until August 11, 2025 in which to regain compliance.
On August 12, 2025, the Company received a notice of a determination of delisting from Nasdaq. The Company’s hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the delisting determination was held on September 16, 2025 and the delisting action was stayed pending the final written decision by the Panel. The Company's Common stock remained listed on the Nasdaq Global Select Market during the pendency of the hearing process and will remain listed during any extension period granted by the Panel.

On September 30, 2025, the Company received written notification from the Panel (the “Determination Letter”) granting the Company’s request for an extension to regain compliance with Nasdaq’s listing standards based on the compliance plan presented at the Company’s hearing before the Panel. As part of that plan, the Company presented a timeline of achieving compliance by December 31, 2025, which date is within the Panel’s authority under Nasdaq Listing Rule 5815 to grant an extension of up to 180 days. Pursuant to the Determination Letter, the Company is to gain compliance with the minimum equity standard requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) in lieu of regaining compliance with Nasdaq’s MVLS and MVPHS listing rules and is to phase down to the Nasdaq Capital Market. The Company intends to satisfy these requirements and demonstrate compliance with the Equity Rule within the current extension period or, if appropriate, to request a further extension from the Panel, with any such further extension subject to the Panel’s discretion.
The Company is undertaking measures to regain compliance within the extension period, however, there can be no assurance that the Company will ultimately regain compliance with the Equity Rule or be able to maintain compliance with all other applicable requirements for continued listing on the Nasdaq. The Company’s failure to meet these requirements could result in the Company’s securities being delisted from the Nasdaq. The Company may request a further extension within which to remain compliance with the Equity Rule, however, any extension and the length of any such extension are within the Panel’s discretion.
Triton Financing

On February 13, 2025, the Company entered into a common stock purchase agreement with Triton related to the purchase of up to $1.5 million of shares of the Company's Common stock between the date a form S-1 registration statement became effective and June 30, 2025. Triton is a San Diego based entity that makes direct investments in publicly-traded companies. Under the form S-1 registration statement, the Company registered 492,842 shares of Common stock consisting of (a) up to 342,842 shares of Common stock and (b) up to 150,000 shares of Common stock underlying a warrant to purchase the Company's Common stock.
The S-1 registration statement became effective on March 27, 2025. On March 31, 2025, the Company issued 342,842 shares of Common stock to Triton, subject to payment by Triton for the shares. In June 2025, the Company received $0.5 million of gross proceeds for the sale of Common stock.
Sponsor Settlement Agreement and Exchange Agreement

On February 14, 2025, the Company entered into a settlement agreement (the “Sponsor Settlement Agreement”) with its SPAC transaction Sponsor, Golden Arrow Sponsor, LLC (the "Sponsor"). The company currently owes approximately $2.9 million in excise tax liability (the “Excise Tax Liability”) pursuant to Section 4501 of the Internal Revenue Code for redemptions of shares of GAMC Class A common stock in 2023 by the stockholders of GAMC prior to the consummations of the transactions contemplated by the Business Combination. The Company has proposed a payment plan to the Internal Revenue Service (“IRS”) whereby the Company would be permitted to pay the Excise Tax Liability over a series of payments over time (the “Payment Plan”).

Pursuant to the Sponsor Settlement Agreement, the Sponsor was required to (i) use its commercially reasonable efforts to provide or organize financing for us in an amount of $10.0 million to close by August 13, 2025 (the “Sponsor Financing”) and (ii) (a) in the event that the IRS granted the Payment Plan, pay to us 75% of the total amount of each payment due to the IRS thereunder no less than 7 calendar days prior to the due date for each payment (the “Golden Arrow Payment Contribution”) or (b) in the event the IRS denied our request for a Payment Plan, either (A) close the Sponsor Financing by August 13, 2025 or (B) pay to the Company 75% of the total amount of the then-outstanding Excise Tax Liability as well as all accrued interest on the entire Excise Tax Liability on August 13, 2025. The Golden Arrow Payment Contribution was to continue until the earlier of (i) an aggregate amount of at least $6.0 million of Sponsor Financing was successfully closed or (ii) the Excise Tax Liability was fully paid. Notwithstanding the foregoing, the Sponsor’s payments were be capped at, and were not to exceed, the total amount the Sponsor received from selling 50% of the shares of our Common stock held by the Sponsor on February 14, 2025.

As partial consideration for entering into the Sponsor Settlement Agreement, on March 5, 2025, the Company exchanged warrants to purchase 250,000 shares of Common stock that are governed by the terms of our Warrant

Agreement, dated March 16, 2021 for a warrant to purchase 250,000 shares of Common stock (the “Sponsor Warrants”) at an exercise price of $10.00 per share, the average closing price of its Common stock on the five trading days immediately preceding our entry into the Sponsor Settlement Agreement. The Warrant will be exercisable immediately upon issuance and will terminate on the fifth anniversary of the issuance date. Refer to Note 4 - Fair Value Measurements and Note 7 - Warrants in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information on the warrants exchanged as part of the Sponsor Settlement Agreement.

In August 2025, the Company received a settlement payment of $0.4 million from the Sponsor.

Seneca Transaction

On August 1, 2025, the Company signed an agreement with Southern Point Capital (“Seneca”) pursuant to which Seneca entered into claim purchase agreements to purchase up to an aggregate of $1.7 million of our outstanding payables with certain of our vendors (the “Vendor Payables”) and, subject to a court order, exchange such Vendor Payables for a settlement pursuant to Section (3)(a)(10) of the Securities Act of 1933, as amended (the “Seneca Transaction”). The amount of Vendor Payables were initially convertible at the option of Seneca by the lower of (i) $2.42 per share, the closing price of the Company’s Common stock on the date of the agreement with Seneca and (ii) 77% of the average of the three lowest traded prices on which at least 100 shares of Common stock were traded during the five-trading day period preceding a conversion notice delivered pursuant to such agreement, subject to a minimum price floor of $0.25 per share. Seneca was not permitted to acquire shares of Common stock under the Seneca Transaction if, as a result thereof, Seneca would beneficially own (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 4.99% of the number of shares of our Common stock then outstanding. The agreement also provides that we may not issue, and shall not be obligated to issue, any shares to the extent such issuance would violate our obligations under the Nasdaq Global Select Market, including any requirement that the issuance of such shares would require approval of our stockholders, until such approval has been obtained, which occurred on August 29, 2025.

During the three months ended September 30,2025, the Company issued an aggregate of 730,439 shares of Common stock pursuant to the claim purchase agreements for the $1.7 million of outstanding payables that were purchased. The Seneca Transaction was accounted for as an extinguishment of debt. The difference between the fair value of Common stock issued and the fair value of Vendor Payables settled was recorded through earnings as loss on debt extinguishment in the interim condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2025.
August 2025 PIPE Transaction
On August 14, 2025, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company agreed to sell and issue an aggregate of 913,979 shares of its Common stock at a purchase price of $4.65 per share (the “August 2025 PIPE Transaction”). The August 2025 PIPE Transaction consisted of (i) 518,817 shares of Common stock issued at closing and (ii) pre-funded warrants to purchase up to 395,162 shares of Common stock (the “August 2025 Warrants”). The August 2025 Warrants were immediately exercisable at a nominal exercise price and had no expiration date. Gross proceeds from the August 2025 PIPE Transaction totaled approximately $4.25 million.

September 2025 Equity Purchase Agreement
On September 12, 2025, the Company entered into an equity purchase agreement (the “September 2025 Purchase Agreement”) with Ascent Partners Fund LLC (“Ascent”), relating to an equity line of credit facility (the “Ascent ELOC”). Pursuant to the September 2025 Purchase Agreement, the Company will have the right at its option to sell up to $20.0 million of the Company’s Common stock. Under the September 2025 Purchase Agreement, Ascent shall not be obligated to purchase or acquire any shares of Common stock that would result in its beneficial ownership exceeding 9.99% of the Company’s then-outstanding voting power and Ascent shall not be obligated to purchase shares of Common stock if the volume weighted average price for the Common stock is less than $1.00 (the “Floor Price”). As consideration for Ascent’s irrevocable commitment to purchase the shares of Common stock under the September 2025 Purchase Agreement, the Company agreed to issue 85,588 shares of Common stock to Ascent.
As of September 30, 2025, no shares had been sold to Ascent under the September 2025 Purchase Agreement, and the Ascent ELOC remained available for future use.

Starting in October 2025, the Company began utilizing the Ascent ELOC facility. As of the issuance date of this report, the Company has delivered four Advance Notices to Ascent, and issued a total of 791,153 shares of Common stock to Ascent for total gross proceeds of $1.8 million.
Impact of Macroeconomic Trends
Unfavorable conditions in the economy in the United States and abroad may negatively affect the growth of our business and our results of operations. For example, macroeconomic events, including rising inflation, the U.S. Federal Reserve raising interest rates, and uncertainty in the U.S. policy on international trade relations and barriers to trade, have led to economic uncertainty and volatility globally. The effect of macroeconomic conditions may not be fully reflected in our results of operations until future periods. Moreover, negative macroeconomic conditions could adversely impact our ability to obtain financing in the future on terms acceptable to us, or at all. In addition, the geopolitical instability and related sanctions could continue to have significant ramifications on global financial markets, including volatility in the U.S. and global financial markets. While the macroeconomic trends discussed above are not currently having a material adverse impact on our business or results of operations, if economic uncertainty increases or the global economy worsens, our business, financial condition and results of operations may be harmed.
Key Factors Affecting Our Results and Performance
We believe that our future performance and success depends on, to a substantial extent, our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this report titled “Risk Factors.”
Product Dependency
To date, substantially all our revenue has been derived, and we expect substantially all of our revenue in the foreseeable future to continue to be derived from sales of products from our Vegan Silk Technology Platform. Customer awareness of, and experience with, our products has been and is currently limited. As a result, our Vegan Silk Technology Platform has limited product and brand recognition within the beauty and personal care market as a substitute for silicone elastomers. We do not have a long history operating as a commercial company, and the novelty of our products, together with our limited commercialization experience, makes it difficult to evaluate our current business and predict our prospects with precision. Furthermore, our ability to increase revenues by identifying additional commercial opportunities and our ability to obtain new customers depends on several factors, including our ability to offer higher quality products at competitive prices, the strength of our competitors, and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products to existing customers or to obtain new customers in the future, we may not be able to increase our revenues.
In early 2023, we decided to discontinue the commercial development of Mylo, a leather alternative made from mycelium, the root structure of mushrooms, to focus exclusively on the commercialization of our Vegan Silk Technology Platform.
Manufacturing
Currently, we rely on a single manufacturing partner, Laurus Bio, to produce our Vegan Silk Technology products. Adverse changes or developments affecting our relationship with Laurus Bio could impair our ability to produce our products. To the extent that we are dependent on any manufacturing partner, we are subject to the risks faced by that partner to the extent that such risks impede the partner’s ability to stay in business and produce our products in a timely manner to us.
Research and Development
Our future plans include investments in research and development and related product opportunities. We believe that we must continue to dedicate resources to research and development efforts to maintain a competitive position. However, if we do not receive significant revenue from these investments, if the investments don’t yield expected benefits or if we don’t have the needed funding to invest in the technology, our results of operations could be adversely impacted.

Components of Results of Operations
Revenue
We derive revenue principally from leveraging our Vegan Silk Technology Platform to produce and sell our products. We recognize revenue when product is shipped to customers, since at that time control is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the material.
Cost of revenue and gross income (loss)
Cost of revenue consists of all the costs to manufacture, warehouse, and ship our products. These costs include contract manufacturers and inbound freight, internal and external quality assessments of work-in-process and finished goods inventory, warehousing, and packing and shipping supplies, and inventory impairment.
Our gross income (loss) is equal to total revenue less total cost of revenue.
Operating expenses
Research and development
Our research and development expenses primarily consist of personnel-related costs, including salaries, employee benefits, stock-based compensation, both external research and development costs and external product and operations costs incurred under agreements with contract research and other professional services organizations, lab supplies, software and maintenance, and allocated depreciation of property and equipment and lease expenses for both pilot plant and factory facilities.
Sales and marketing
Our sales and marketing expenses primarily consist of personnel-related costs, including salaries, employee benefits, and stock-based compensation, marketing expenses, and advertising expenses. We expect to incur additional sales and marketing expenses as we focus on increasing sales from our Vegan Silk Technology Platform.
General and administrative
Our general and administrative expenses primarily consist of personnel-related costs, including salaries, employee benefits, and stock-based compensation, professional services fees, software, and allocated depreciation of property and equipment and lease expenses for facilities. We expect to incur additional annual general and administrative expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Other income (expense)
Interest expense
Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.
Loss on debt extinguishment
Loss on debt extinguishment for the three and nine months ended September 30, 2025 is related to the Seneca Transaction, which occurred in August 2025. Refer to Note 12 - Changes in Stockholders' Equity (Deficit) in our unaudited interim condensed consolidated financial statements for the three months ended September 30, 2025 and 2024 included elsewhere in this report for more information.
Loss on debt extinguishment for the three and nine months ended September 30, 2024 is related to the Second Amendment to the Note Purchase Agreement, which we entered during June 2024. Due to the substantial change to the conversion feature, we accounted for this amendment as a debt extinguishment. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the Annual Report for more information.

Gain on lease termination
Gain on lease termination relates to the gain recognized on the termination of our Berkeley and Netherlands facility leases. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 7 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the Annual Report for more information.
Remeasurement of convertible preferred stock warrant liability
Certain financial instruments issued by us prior to the Merger are recognized as liabilities and carried at fair value on our balance sheet. Changes in the fair value of those instruments are captured in our results of operations. The convertible preferred stock warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 - Fair Value Measurements in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information.
Remeasurement of share-based termination liability
Certain share-based financial instruments issued by us as part of our lease and supply agreement terminations are recognized as liabilities and carried at fair value on our consolidated balance sheet. Changes in the fair value of those instruments are captured in our consolidated results of operations. The share-based termination liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified share-based instruments to fair value at the end of each reporting period. We continued to recognize changes in the fair value of such share-based instruments until the shares were issued upon the Closing of the Merger. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 - Fair Value Measurements in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information.
Remeasurement of convertible notes and related party convertible notes
Concurrently with our entry into the Merger Agreement, each of the PIPE Subscribers entered into a Note Purchase Agreement in which we issued each PIPE Subscriber a convertible promissory note. The convertible promissory notes are recognized as liabilities and carried at fair value on our condensed consolidated balance sheet, due to our selection of the Fair Value Option under ASC 825 — Financial Instruments. Changes in the fair value of the convertible promissory notes are captured in our consolidated results of operations. The convertible promissory notes fair value adjustment consists of unrealized gains and losses as a result of marking our notes to fair value at the end of each reporting period. In connection with the Merger, each Convertible Note automatically converted into shares of Common stock in accordance with the Merger Agreement and the Bridge NPA. Therefore, we will not continue to recognize changes in the fair value of such convertible promissory in future periods. For additional information on securities carried at fair value and fair value measurement, refer to Note 4 - Fair Value Measurements in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report.
Remeasurement of public placement warrant liability and related party private placement warrant liability
In connection with the Merger, we assumed previously issued warrants to purchase the Company’s Common stock, which are recognized as liabilities and carried at fair value on our balance sheet. Changes in the fair value of those instruments are captured in our results of operations. The public placement warrant liability and related party private placement warrant liability fair value adjustments consist of unrealized gains and losses as a result of marking our liability classified warrants to fair value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 - Fair Value Measurements and Note 7 - Warrants in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information.

Other income (expense), net
Other income (expense), net consists primarily of realized and unrealized gain and losses on foreign currency transactions, realized gain and losses on the sale of assets, interest income, and sublease income.
Income tax provision
Refer to Note 9 - Income Taxes in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for additional information.
Results of Operations for the Three Months Ended September 30, 2025 and 2024
The results of operations presented below should be reviewed in conjunction with the unaudited interim condensed consolidated financial statements and notes thereto included elsewhere in this report. The following table sets forth our results of operations data for the periods presented:

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024

	(in thousands)
Revenue	$370	$5	$365	7,300%
Cost of revenue	312	5	307	6,140%
Gross income	58	—	58	100%
Operating expenses:
Research and development	420	3,476	(3,056)	(88%)
Sales and marketing	109	1,597	(1,488)	(93%)
General and administrative	3,893	15,133	(11,240)	(74%)
Total operating expenses	4,422	20,206	(15,784)	(78%)
Loss from operations	(4,364)	(20,206)	15,842	(78%)
Other income (expense)
Interest expense	(320)	(286)	(34)	12%
Loss on debt extinguishment	(3,053)	—	(3,053)	100%
Gain on lease termination	—	2,013	(2,013)	(100)%
Remeasurement of convertible preferred stock warrant liability	—	(91)	91	(100)%
Remeasurement of share-based termination liability	—	334	(334)	(100%)
Remeasurement of convertible notes	—	(14,577)	14,577	(100%)
Remeasurement of related party convertible notes	—	1,796	(1,796)	(100%)
Remeasurement of public placement warrant liability	(13)	24,286	(24,299)	(100%)
Remeasurement of related party private placement warrant liability	(120)	12,671	(12,791)	(101%)
Other income (expense), net	392	452	(60)	(13)%
Total other income (expense), net	(3,114)	26,598	(29,712)	(112)%
Income (loss) before income taxes	(7,478)	6,392	(13,870)	(217)%
Income tax provision	—	—	—	100%
Net income (loss)	$(7,478)	$6,392	$(13,870)	(217)%

Comparison of the Three Months Ended September 30, 2025 and 2024
Revenue
Revenue increased by $0.4 million, or 7,300%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, which was primarily attributable to increased sales of products from the Vegan Silk Technology Platform, including shipments for Bolt’s partnership with Goddess Maintenance Company and reorders from prior launches. In October 2024, we entered into a three-year supply agreement with a customer, which includes annual minimum order quantities. Quarterly revenue may vary due to timing of customer demand.
Cost of revenue and gross income (loss)
Cost of revenue increased by $0.3 million, or 6,140%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, which was primarily attributable to increased sales of products from the Vegan Silk Technology Platform.
Gross income improved from zero for the three months ended September 30, 2024 to gross income of $0.06 million for the three months ended September 30, 2025, which was primarily attributable to a reduction in material costs due to improved manufacturing efficiencies, and on-going pricing discipline.
Operating expenses
Research and development
Research and development expenses decreased by $3.1 million, or 88%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, which was primarily attributable to a decrease in stock-based compensation and decreased outside consulting spend reflecting efficient cost management achieved by leveraging our biomanufacturing expertise and the maturity of our production technology. The decrease was partially offset by an increase in personnel costs, excluding stock-based compensation, related to increased research and development headcount.
Sales and marketing
Sales and marketing expenses decreased by $1.5 million, or 93%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, which was primarily attributable to a decrease in stock-based compensation and outside consulting spend.
General and administrative
General and administrative expenses decreased by $11.2 million, or 74%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, which was primarily attributable to a decrease in stock-based compensation and a decrease in finance and legal costs related to financings in the prior year. This decrease was partially offset by an increase in insurance costs.
Other Income (Expense)
Interest expense
Interest expense was relatively flat, increasing by $0.03 million, or 12%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024.
Loss on debt extinguishment
Loss on debt extinguishment increased by $3.1 million, or 100%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The loss on debt extinguishment for the three months September 30, 2025 related to the Seneca Transaction which occurred in August 2025. Refer to Note 12 - Changes in Stockholders' Equity (Deficit) in our unaudited interim condensed consolidated financial statements for the three months ended September 30, 2025 and 2024 included elsewhere in this report for more information.

Gain on lease termination
Gain on lease termination decreased by $2.0 million, or 100%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The gain on lease termination relates to the termination of our Berkeley and Netherlands facility leases in 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 7 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the Annual Report for more information.
Remeasurement of convertible preferred stock warrant liability
Remeasurement of convertible preferred stock warrant liability decreased by $0.1 million, or 100%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The convertible preferred stock warrants were no longer outstanding during the three months ended September 30, 2025 as a result of the Merger in August 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 9 to the Consolidated Financial Statements - Warrants” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of share-based termination liability
Remeasurement of share-based termination liability decreased by $0.3 million, or 100%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The share-based termination liability was not outstanding during the three months ended September 30, 2025 as it was derecognized in September 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 7 to the Consolidated Financial Statements - Share-based Termination Liability” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of convertible notes
The convertible notes are related to transactions that took place during the fourth quarter 2023 and the first nine months of 2024, which resulted in the remeasurement of convertible notes of $14.6 million for the three months ended September 30, 2024. There were no convertible notes outstanding during the three months ended September 30, 2025. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of related party convertible notes
The related party convertible notes are related to transactions that took place during the fourth quarter 2023 and the first nine months of 2024, which resulted in the remeasurement of the related party convertible notes of $1.8 million for the three months ended September 30, 2024. There were no related party convertible notes outstanding during the three months ended September 30, 2025. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of public placement warrant liability
Remeasurement of public placement warrant liability resulted in a loss of $0.01 million for the three months ended September 30, 2025 and a gain of $24.3 million for the three months ended September 30, 2024. The change in the remeasurement of the public placement warrant liability is entirely related to previously issued warrants to purchase the Company’s Common stock, which were assumed in connection with the Merger. In addition, the change in fair value is a direct result of the assumptions used in the Monte Carlo simulation model used to calculate the fair value as of each balance sheet date, including our estimated equity value at such time, the risk-free rate at such time, the timing of the warrant expiration, and the estimated volatility. Refer to Note 4 - Fair Value Measurements and Note 7 - Warrants in our unaudited interim condensed consolidated financial statements for the three months ended September 30, 2025 and 2024 included elsewhere in this report for more information.

Remeasurement of related party private placement warrant liability
Remeasurement of related party private placement warrant liability resulted in a loss of $0.1 million for the three months ended September 30, 2025 and a gain of $12.7 million for the three months ended September 30, 2024. The change in the remeasurement of the related party private placement warrant liability is related to previously issued warrants to purchase the Company’s Common stock, which were issued to the Sponsor, a related party, and were assumed in connection with the Merger. In addition, the change in fair value is a direct result of the assumptions used in the Monte Carlo simulation model used to calculate the fair value as of each balance sheet date, including our estimated equity value at such time, the risk-free rate at such time, the timing of the warrant expiration, and the estimated volatility. Refer to Note 4 - Fair Value Measurements and Note 7 - Warrants in our unaudited interim condensed consolidated financial statements for the three months ended September 30, 2025 and 2024 included elsewhere in this report for more information.
Other income (expense), net
Other expense was relatively flat, decreasing by $0.06 million for the three months ended September 30, 2025 compared to the three months ended September 30, 2024.
Results of Operations for the Nine Months Ended September 30, 2025 and 2024
The results of operations presented below should be reviewed in conjunction with the unaudited interim condensed consolidated financial statements and notes thereto included elsewhere in this report. The following table sets forth our results of operations data for the periods presented:

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024

	(in thousands)
Revenue	$1,843	$80	$1,763	2,204%
Cost of revenue	1,724	155	1,569	1,012%
Gross income (loss)	119	(75)	194	(259)%
Operating expenses:
Research and development	2,035	4,860	(2,825)	(58%)
Sales and marketing	412	1,720	(1,308)	(76%)
General and administrative	12,253	28,431	(16,178)	(57%)
Total operating expenses	14,700	35,011	(20,311)	(58%)
Loss from operations	(14,581)	(35,086)	20,505	(58%)
Other income (expense)
Interest expense	(955)	(930)	(25)	3%
Loss on debt extinguishment	(3,053)	(26,359)	23,306	(88%)
Gain on lease termination	—	2,013	(2,013)	(100)%
Remeasurement of convertible preferred stock warrant liability	—	6	(6)	(100)%
Remeasurement of share-based termination liability	—	(978)	978	(100%)
Remeasurement of convertible notes	—	(31,664)	31,664	(100%)
Remeasurement of related party convertible notes	—	(3,752)	3,752	(100%)
Remeasurement of public placement warrant liability	249	24,286	(24,037)	(99%)
Remeasurement of related party private placement warrant liability	(232)	12,671	(12,903)	(102%)
Other income, net	552	659	(107)	(16)%
Total other income (expense), net	(3,439)	(24,048)	20,609	(86)%
Loss before income taxes	(18,020)	(59,134)	41,114	(70)%
Income tax provision	—	—	—	0%
Net loss	$(18,020)	$(59,134)	$41,114	(70)%

Comparison of the Nine Months Ended September 30, 2025 and 2024
Revenue
Revenue increased by $1.8 million, or 2,204%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, which was primarily attributable to increased sales of products from the Vegan Silk Technology Platform, including shipments for Bolt’s partnership with Goddess Maintenance Company and reorders from prior launches. In October 2024, we entered into a three-year supply agreement with a customer, which includes annual minimum order quantities. Our revenue in 2025 was predominantly due to purchases under that supply agreement.
Cost of revenue and gross loss
Cost of revenue increased by $1.6 million, or 1,012%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, which was primarily attributable to increased sales of products from the Vegan Silk Technology Platform.

Gross income (loss) improved from a gross loss of $0.08 million for the nine months ended September 30, 2024 to gross income of $0.12 million for the nine months ended September 30, 2025, which was primarily attributable to a reduction in material costs due to improved manufacturing efficiencies, and on-going pricing discipline.
Operating expenses
Research and development
Research and development expenses decreased by $2.8 million, or 58%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, which was primarily attributable to a decrease in stock-based compensation and decreased outside consulting spend reflecting efficient cost management achieved by leveraging our biomanufacturing expertise and the maturity of our production technology. The decrease was partially offset by an increase in personnel costs, excluding stock-based compensation, related to increased research and development headcount.
Sales and marketing
Sales and marketing expenses decreased by $1.3 million, or 76%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, which was primarily attributable to a decrease in stock-based compensation and outside consulting spend. This decrease was partially offset by an increase in marketing spend.
General and administrative
General and administrative expenses decreased by $16.2 million, or 57%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, which was primarily attributable to a decrease in finance and legal costs related to financings in the prior year, as well as a decrease in stock-based compensation. This decrease was partially offset by an increase in personnel costs related to increased headcount, as well as higher insurance costs and general finance and legal consulting costs.
Other Income (Expense)
Interest expense
Interest expense was relatively flat, increasing by $0.03 million, or 3%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.
Loss on debt extinguishment
Loss on debt extinguishment decreased by $23.3 million, or 88%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The loss on debt extinguishment for the nine months September 30, 2025 relates to the Seneca Transaction which occurred in August 2025. Refer to Note 12 - Changes in Stockholders' Equity (Deficit) in our unaudited interim condensed consolidated financial statements for the three months ended September 30, 2025 and 2024 included elsewhere in this report for more information. Loss on debt extinguishment for the nine months ended September 30, 2024 is related to the Second Amendment to the Note Purchase Agreement, which we entered during June 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the Annual Report for more information.
Remeasurement of convertible preferred stock warrant liability
Remeasurement of convertible preferred stock warrant liability decreased by $0.01 million, or 100%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The convertible preferred stock warrants were no longer outstanding during the nine months ended September 30, 2025 as a result of the Merger in August 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 9 to the Consolidated Financial Statements - Warrants” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.

Remeasurement of share-based termination liability
Remeasurement of share-based termination liability decreased by $1.0 million, or 100%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The share-based termination liability was not outstanding during the three months ended September 30, 2025 as it was derecognized in September 2024. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 7 to the Consolidated Financial Statements - Share-based Termination Liability” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of convertible notes
The convertible notes are related to transactions that took place during the fourth quarter 2023 and the first nine months of 2024, which resulted in the remeasurement of convertible notes of $31.7 million for the nine months ended September 30, 2024. There were no convertible notes outstanding during the nine months ended September 30, 2025. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of related party convertible notes
The related party convertible notes are related to transactions that took place during the fourth quarter 2023 and the first nine months of 2024, which resulted in the remeasurement of the related party convertible notes of $3.8 million for the nine months ended September 30, 2024. There were no related party convertible notes outstanding during the nine months ended September 30, 2025. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information.
Remeasurement of public placement warrant liability
Remeasurement of public placement warrant liability decreased from a gain of $24.3 million for the nine months ended September 30, 2024 to a gain of $0.2 million for the nine months ended September 30, 2025. The change in the remeasurement of the public placement warrant liability is entirely related to previously issued warrants to purchase the Company’s Common stock, which were assumed in connection with the Merger. In addition, the change in fair value is a direct result of the assumptions used in the Monte Carlo simulation model used to calculate the fair value as of each balance sheet date, including our estimated equity value at such time, the risk-free rate at such time, the timing of the warrant expiration, and the estimated volatility. Refer to Note 4 - Fair Value Measurements and Note 7 - Warrants in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information.
Remeasurement of related party private placement warrant liability
Remeasurement of related party private placement warrant liability resulted in a gain of $12.7 million for the nine months ended September 30, 2024 and loss of $0.1 million for the nine months ended September 30, 2025. The change in the remeasurement of the related party private placement warrant liability is related to previously issued warrants to purchase the Company’s Common stock, which were issued to the Sponsor, a related party, and were assumed in connection with the Merger. The change in the remeasurement of the related party private placement warrant liability also includes the change in fair value after a modification to the warrants were made during the nine months ended September 30, 2025, which resulted in a reduction of the exercise price of the warrants. In addition, the change in fair value is a direct result of the assumptions used in the Monte Carlo simulation model used to calculate the fair value as of each balance sheet date, including our estimated equity value at such time, the risk-free rate at such time, the timing of the warrant expiration, and the estimated volatility. Refer to Note 4 - Fair Value Measurements and Note 7 - Warrants in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information.
Other income (expense), net
Other income was relatively flat, decreasing by $0.1 million, or 16%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

Liquidity and Capital Resources
Capital Requirements
We have incurred losses and negative cash flows from operations since our inception and have historically funded our operations primarily with the proceeds from sales of our convertible preferred stock, convertible notes, Senior Secured Notes, and Common stock. As of September 30, 2025, we had cash and cash equivalents totaling $4.7 million and an accumulated deficit of $479.8 million.
We will need substantial capital to support our product development and operations. Based upon our current operating plan, we estimate that our cash and cash equivalents as of the date of this filing are insufficient to fund operating, investing, and financing cash flow needs for the following twelve months.
These uncertainties raise substantial doubt regarding our ability to continue as a going concern for a period of twelve months subsequent to the date of this filing. To obtain the capital necessary to fund the operations, the Company may seek to obtain funds through public or private equity offerings, debt financing transactions, refinancing or restructuring its current debt obligations, or any other means, but there is no assurance that this will be successful. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, including but not limited to the Company’s ability to achieve its operating cash flow targets, or restructure its current equity instruments and current financial obligations, are outside of the Company’s control. In addition, our ability to obtain the capital necessary to fund our operations may be impacted if we are unable to regain compliance with Nasdaq listing requirements. Accordingly, we cannot conclude that management’s plans will be effectively implemented within one year. These factors raise substantial doubt about our ability to continue as a going concern for one year following the date of this filing.
Because we are in the growth stage of our business, we plan to make capital expenditures and related transactions and may incur significant capital expenditures in the future as we expand our research and business. In addition, cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in working capital requirements to support increased revenue, continued expansion of our markets, continued development and expansion of our products, expanding fermentation capacity with our manufacturing partners, and the possible repayment or refinancing of any long-term debt that may be incurred. We will also require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions, or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. Any equity securities issued subsequent to the Merger may provide for rights, preferences or privileges senior to those of holders of Common stock in Bolt Projects Holdings, Inc. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Common stock in Bolt Projects Holdings, Inc. The terms of debt securities or borrowings could impose significant restrictions on our operations. Additionally, the credit market and financial services industry have experienced recent periods of volatility and uncertainty that could impact the availability and cost of equity and debt financing. We cannot guarantee that any necessary additional financing will be available on terms favorable to us, or at all. Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
As the Company continues to address these financial conditions, management has undertaken the following actions:
•Triton Financing: On February 13, 2025, the Company entered into a common stock purchase agreement with Triton for up to $1.5 million of Common stock. Upon consummation, the Company received $0.5 million of gross proceeds, and recorded $0.2 million of related transaction costs.
•Seneca Transaction: On August 1, 2025, the Company entered into an agreement with Seneca to purchase and settle $1.7 million of vendor payables through the issuance of 730,439 shares of Common stock under Section 3(a)(10) of the Securities Act.
•August 2025 PIPE: On August 14, 2025, the Company completed a private placement for $4.25 million of gross proceeds, issuing 518,817 shares of Common stock and pre-funded warrants to purchase 395,162 shares at $4.65 per share. The Company incurred $0.6 million in transaction costs related to this offering.

•September 2025 Equity Purchase Agreement: On September 12, 2025, the Company entered into a $20.0 million equity line of credit facility with Ascent Partners Fund LLC. The Company began utilizing the facility in October 2025.
Refer to Note 12 - Changes in Stockholders' Equity (Deficit) in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for more information on these transactions.
Senior Secured Notes
On December 29, 2023, we entered the Ginkgo Note Purchase Agreement Amendment No. 1 to modify our Senior Secured Notes. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for an equal number of Convertible Notes with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal, $0.1 million of unamortized issuance costs, and accrued interest of $1.7 million related to the outstanding principal, were exchanged for amended senior secured notes with a principal balance of $11.8 million, a nonexclusive right to license Bolt Threads’ intellectual property relating to Mylo, and a reduction of the prepaid balance relating to the 2022 TDA by $5.4 million. The Amended Senior Note increased the interest rate from the Senior Secured Notes from the existing rate of treasury rate plus 6% per annum to a fixed rate of 12% per annum. In addition, the Amended Senior Note extended the Maturity Date from October 14, 2024 per the Senior Secured Notes to December 31, 2027.
On April 3, 2024, we entered a second amendment to the Ginkgo Note Purchase Agreement. Such amendment provides that (i) cash interest payments due from the date of the amendment until the occurrence of the Merger may, at our option, be paid in kind by capitalizing and adding such accrued interest to the principal of the Amended Senior Note and (ii) immediately following the Merger, we prepay $250,000 in aggregate principal amount of the Amended Senior Note for each interest payment that was so paid in kind, in addition to accrued but unpaid interest on the principal amount prepaid. In connection with the Closing of the Merger, we paid an aggregate amount of $0.5 million.
On July 3, 2025, the Company and Ginkgo entered into a waiver agreement to the Amended Senior Note, which deferred the June 30, 2025 interest payment date to July 31, 2025. On August 7, 2025, the Company and Ginkgo entered into a waiver agreement to the Amended Senior Note, which further deferred the June 30, 2025 interest payment date to the earlier of 1) the date that the claims purchase agreement between Ginkgo and Seneca terminated (see Note 12 - Changes in Stockholders' Equity (Deficit) for more information on the Seneca Transaction) or 2) August 31, 2025. The Seneca Transaction occurred in August 2025, and the interest payment was settled through the claim purchase agreement between Ginkgo and Seneca.
Cash Flow Summary — Nine Months Ended September 30, 2025 and 2024
The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,
	2025	2024

	(in thousands)
Cash used in operating activities	$(2,555)	$(13,363)
Cash used in investing activities	(13)	(23)
Cash provided by financing activities	3,801	18,949
Exchange rate effect on cash, cash equivalents and restricted cash	—	8
Net change in cash and cash equivalents and restricted cash	1,233	5,571
Operating Activities
Net cash used in operating activities was $2.6 million for the nine months ended September 30, 2025, a decrease of $10.8 million compared to the nine months ended September 30, 2024. The decrease in net cash used in operating activities was primarily attributable to a decrease in net loss, a decrease in inventory as compared to an increase in the prior year, a larger decrease in prepaid expenses and other current assets as compared to the prior year, and increases in accounts payable and accrued and other current liabilities as compared to decreases in the prior year.
Investing Activities
Net cash used in investing activities was immaterial for both the nine months ended September 30, 2025 and 2024, and consisted primarily of the purchases of property and equipment.
Financing Activities
Net cash provided by financing activities was $3.8 million for the nine months ended September 30, 2025 as compared to cash provided by financing activities of $18.9 million for the nine months ended September 30, 2024. The difference was related to the proceeds received from the Merger and from convertible notes entered into in connection with the Merger ("Bridge Financing Notes") during the nine months ended September 30, 2024, as compared to the proceeds received through the Triton Financing and the August 2025 PIPE during the nine months ended September 30, 2025. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 4 to the Consolidated Financial Statements - Reverse Merger” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information on the Merger. See Part II, Item 8 “Financial Statements and Supplementary Data - Note 8 to the Consolidated Financial Statements - Borrowings and Other Financing Arrangements” in the 2024 Annual Report on Form 10-K for the year ended December 31, 2024 for more information on the Bridge Financing Notes.
Off-Balance Sheet Arrangements and Contractual Obligations
As of September 30, 2025 and through the date hereof, we do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include manufacturing arrangements, leases, and debt arrangements.
Recent Accounting Pronouncements
Refer to Note 3 - Significant Accounting Policies in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024 included elsewhere in this report for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this filing.
Critical Accounting Policies and Estimates
Our unaudited interim condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosure in the notes of the unaudited interim condensed consolidated financial statements. Bolt Threads evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
While the significant accounting policies are described in more detail in Note 3 in our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 and 2024, management believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our unaudited interim condensed consolidated financial statements.
Revenue Recognition
Our revenue contracts represent a single performance obligation to sell our products or provide services to customers. Sales are recorded at the time control of the product is transferred to customers, or when services are rendered, in an amount that reflects the consideration we expect to be entitled to in exchange for the goods or services provided. Control is the ability of customers to “direct the use of” and “obtain” the benefit from our products. In evaluating the timing of the transfer of control of products to customers, we consider several control indicators, including significant risks and rewards of products, our right to payment and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are shipped to customers. Service revenue is generally recognized over time as services are performed.
Deferred Transaction Costs
Deferred transaction costs consist of legal, accounting, filing and other fees and costs directly attributable to anticipated financing transactions. Prior to the close of an anticipated financing, we capitalize deferred transaction costs within the condensed consolidated balance sheet. The Company will reclassify the deferred transaction costs to additional paid-in capital to offset the proceeds received upon the closing of a financing transaction.
Impairment of Long-lived Assets
We evaluate the recoverability of our long-lived assets, such as property and equipment and operating lease right-of-use assets, for impairment whenever events or circumstances indicate that the carrying amounts of such assets may not be recoverable. In determining the recoverability of the asset value, we perform an analysis at the asset group level, since this is the lowest level of identifiable cash flows, and primarily perform an assessment of historical and projected future cash flows and other relevant factors and circumstances, including changes in the economic environment and future operating plans of the business. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, we recognize an impairment loss for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable and classified as Level 3 inputs in the fair value hierarchy. If actual performance does not align with or exceed such projections, we may be required to recognize impairment charges in futures periods and such charges could be material.
Stock-Based Compensation
We grant restricted stock units (“RSUs”) to employees and non-employee consultants, which vest upon the satisfaction of both the service-based condition or performance milestone-based condition(s) and a liquidity event condition. The fair value of restricted stock units is determined based on our estimated fair value of Common stock at the date of the grant. During the nine months ended September 30, 2025, we recognized $4.6 million as stock-based compensation expense for the RSUs.
We also grant stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes model considers several variables and assumptions in estimating the fair value of the stock-based awards. These variables include the fair market value of Common stock, stock-price volatility, expected term, expected dividends, risk-free interest rates, and forfeitures.
•Fair Value of Common stock — Given the absence of a public trading market, we considered numerous objective and subjective factors to determine the fair market value of Common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of Common stock; (ii) the rights and preferences of preferred stock relative to Common stock; (iii) the lack of marketability of Common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of Bolt Threads, given prevailing market conditions.
In valuing our Common stock at various dates, the third-party valuation specialists determined the equity value of our business using a mix of the income and market approaches. The income approach focuses on the income-producing capability of the business, while the market approach measures the value of the business through an analysis of recent sales or offerings of comparable investments.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our Common stock.

The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.
•Expected Volatility — Expected volatility is estimated based on historical volatilities of comparable public companies operating in our industry.
•Expected Term — The expected term of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. We believe it is appropriate to use the simplified method in determining the expected life of options because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options.
•Dividend Yield — We have historically not issued dividends and do not expect to in the future.
•Risk-free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.
•Forfeitures — Forfeitures are recognized as they occur.
We use the same input to estimate the fair value of awards granted to non-employees.
Following the Merger, the Bolt Board of Directors will determine the fair value of Bolt Common stock based on the closing price on the date of grant, as reported on the principal exchange on which the Common stock is listed for trading.
Common Stock Warrants
We account for Common stock warrants as equity if the contract requires physical settlement or net physical settlement or if we have the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as equity are initially measured at fair value using the Black-Scholes-Merton option-pricing model using various inputs, including our estimates of expected stock price volatility, term, risk-free rate and future dividends, on the issuance date and are not subsequently remeasured.
We account for Common stock warrants as a liability if we can be required under any circumstances to settle the warrant by transferring cash or other assets. Common stock warrants classified as liabilities are initially recorded at fair value using the Black-Scholes-Merton option-pricing model on the issuance date and remeasured at fair value each balance sheet date with the offset adjustments recorded in remeasurement of Common stock warrant liability within the condensed consolidated statements of operations and comprehensive loss.
Convertible Preferred Stock Warrants
We record convertible preferred stock warrants issued as freestanding warrants as liabilities in the condensed consolidated balance sheets at their estimated fair value at the time of initial recognition based on an option pricing model. Liability-classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the condensed consolidated statements of operations and comprehensive loss. We will continue to remeasure the liability-classified warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of preferred stock into Common stock, or until holders of the preferred stock can no longer trigger a deemed liquidation event. On expiration, the preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related preferred stock warrant liability will be reclassified to preferred stock.
Convertible Notes
Convertible notes are regarded as hybrid instruments, consisting of a liability component and an equity component. We determined that the convertible notes are eligible for the fair value option election in connection with the convertible notes under the Bridge NPA and the Ginkgo NPA Amendment as each instrument met the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC 825-10-15-4 and do not meet the definition of any of the financial instruments found within ASC 825-10-15-5 that are not eligible for the fair value option. At the date of issuance, the fair value for each instrument is derived from the instrument’s implied discount rate at inception. Changes in fair value of the convertible notes are measured through the accompanying condensed consolidated statement of operations and comprehensive loss until settlement.
Share-based Termination Liability
In September 2023, we negotiated a contingent lease termination agreement with our landlord for the Berkeley facility lease. If the Company issued 600,000 shares of the new public company to its landlord after the closing of the merger transaction with Golden Arrow Merger Corp. (“GAMC”), the Berkeley lease facility would be considered terminated as of September 10, 2023 pursuant to the lease termination agreement. Further, in October 2023, we entered into a settlement agreement with one of our suppliers. If the Company paid the supplier $1.0 million and issued 150,000 shares of the new public company to the supplier after the closing of the merger transaction with GAMC, the Supply Agreement would be considered terminated as of July 13, 2023 pursuant to the settlement agreement.
We recorded the contingent issuance of shares as a liability in the consolidated balance sheets at its estimated fair value at the time of initial recognition based on an option pricing model, with changes in fair value recorded through earnings, as the new public company shares are not considered to be indexed to the Company’s own shares at the time the termination occurred.
Emerging Growth Company and Smaller Reporting Company Status
We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period up to December 31, 2026, the last day of our fiscal year following the fifth anniversary of GAMC’s initial public offering, or such earlier time as when (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited consolidated financial statements.
Item 3. Quantitative and Qualitative Disclosures about Market Risk
As a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, we are not required to provide this information.
Item 4. Controls and Procedures.
Limitations on Effectiveness of Controls and Procedures
In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures
Our management, with the participation of our principal executive officer and our principal financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of September 30, 2025. Based on that evaluation, our Chief Executive Officer and our Chief Accounting Officer concluded that, as a result of the material weakness in our internal control over financial reporting described below, the design and operation of our disclosure controls and procedures were not effective as of September 30, 2025.
Material Weakness
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses in our internal control over financial reporting exist as of September 30, 2025:
•We did not maintain a sufficient complement of personnel possessing the appropriate technical accounting competency, training, and experience to address, review, and record financial reporting transactions under U.S. GAAP or maintain appropriate segregation of duties.
•We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries.
•We did not design and maintain formal and effective controls over information technology general controls for IT systems that are relevant to the preparation of the financial statements.
•We did not maintain formalized minutes for meetings of the Board of Directors throughout the entire year.
We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate these material weaknesses. Our efforts include several actions:
•We have engaged consultants to provide additional depth and breadth in our technical accounting and financial reporting capabilities.
•We have engaged consultants to assist with the financial statement closing process and segregating duties among accounting personnel to enable adequate review controls.
•We have implemented a process for maintaining and formalizing minutes for meetings of the Board of Directors.
•We have hired key finance roles (VP Finance, and Controller).
•We have begun designing and implementing internal controls, including information technology general controls
The actions that we are taking are subject to ongoing senior management review, as well as oversight of the audit committee of our Board of Directors. We also may conclude that additional measures may be required to remediate the material weaknesses or determine to modify the remediation plans described above. We will not be able to conclude that we have remediated the material weaknesses until the applicable controls are fully implemented and operate for a sufficient period of time and management has concluded, through formal testing, that these controls are operating effectively. We will continue to monitor the design and effectiveness of these and other processes, procedures, and controls and make any further changes management deems appropriate.
Based on additional procedures, management concluded that the condensed consolidated financial statements included in this Quarterly Report on Form 10-Q present fairly, in all material respects, our financial position, results of operations, and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States.

Changes in Internal Control over Financial Reporting
Other than the ongoing remediation efforts described above, there have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended September 30, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION
Item 1. Legal Proceedings
From time to time, we may be involved in claims and proceedings arising in the course of our business. The outcome of any such claims or proceedings, regardless of the merits, is inherently uncertain. For a description of our legal proceedings, see Note 10, Commitments and Contingencies, to our condensed consolidated financial statements included elsewhere in this report, which is incorporated herein by reference.
Item 1A. Risk Factors
Our business, financial condition and operating results can be affected by a number of factors, whether currently known or unknown, including but not limited to those described as risk factors, any one or more of which could, directly or indirectly, cause our actual operating results and financial condition to vary materially from past, or anticipated future, operating results and financial condition. For a discussion of these potential risks and uncertainties, see Part I, Item 1A. “Risk Factors” in our Annual Report. Other than as listed below, there have been no material changes in our risk factors to those included in our Annual Report.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our Common stock

On February 10, 2025, we received a letter from Nasdaq notifying us that, for the last 30 consecutive business days, the Minimum Value of Listed Securities, as defined by Nasdaq (“MVLS”), of our Common stock has been below the minimum $50 million requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(b)(2)(A) (the “Minimum Market Value of Listed Securities Requirement”). On the same day, we also received a letter from Nasdaq notifying us that, for the last 30 consecutive business days, the minimum Market Value of Publicly Held Shares, as defined by Nasdaq (“MVPHS”), of our Common stock has been below the minimum $15 million requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(b)(2)(C) (the “Minimum Market Value of Publicly Held Shares Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A) and 5810(c)(3)(D), we have been provided with a compliance period of 180 calendar days from receipt of the letters to regain compliance with the Minimum Market Value of Listed Securities Requirement and Minimum Market Value of Publicly Held Shares Requirement.

On August 12, 2025, we received a letter from Nasdaq stating that, as a result of our continued non-compliance with MVLS and MVPHS, its securities would be delisted from Nasdaq unless we appeal the delisting determination by requesting a hearing before the Nasdaq Hearings Panel (the “Panel”). Following our appeal, on September 30, 2025, we received written notification from the Panel (the “Determination Letter”) granting our request for an extension to regain compliance with Nasdaq’s listing standards based on the compliance plan presented at our hearing before the Panel. As part of that plan, we presented a timeline of achieving compliance by December 31, 2025, which date is within the Panel’s authority under Nasdaq Listing Rule 5815 to grant an extension of up to 180 days. Pursuant to the Determination Letter, we are to gain compliance with the minimum equity standard requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) in lieu of regaining compliance with Nasdaq’s MVLS and MVPHS listing rules and has phased down to the Nasdaq Capital Market. There is no guarantee that the Company’s efforts to satisfy these requirements and demonstrate compliance with the Equity Rule within the current extension period will be successful or, if made, that the Company’s request a further extension from the Panel, which extension is at Panel’s discretion, would be granted.

The notices or the Determination Letter have no immediate impact on the listing of our Common stock, which will continue to be listed and traded on Nasdaq during the period allowed to regain compliance, subject to our compliance with other listing standards. However, if we do not regain compliance with these Nasdaq requirements within the applicable compliance period, Nasdaq could commence proceedings to delist our Common stock, following which our Common stock would trade on the over-the-counter market for as long as we remain eligible to trade on such a market.

A delisting of our Common stock from Nasdaq may make it more difficult for us to raise capital on favorable terms in the future. Such a delisting would likely have a negative effect on the price of our Common stock and would impair your ability to sell or purchase our Common stock when you wish to do so. Further, if we were to be delisted from Nasdaq, our Common stock would cease to be recognized as covered securities, and we would be subject to regulation in each state in which we offer our securities. Moreover, there is no assurance that any actions we take to restore our compliance would stabilize the MVLS, MVPHS, or improve the liquidity of our Common stock, prevent our Common stock from falling below the minimum requirements for continued listing again, or prevent future non-compliance with Nasdaq’s rules. There is also no assurance that we will maintain compliance with the other listing standards of Nasdaq.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
None.
Item 3. Defaults Upon Senior Securities
None.
Item 4. Mine Safety Disclosures
Not applicable.
Item 5. Other Information
(a) None.
(b) None.
(c) Insider Trading Arrangements and Policies.
During the three months ended September 30, 2025, no director or “officer” (as defined in Rule 16a-1(f) under the Exchange Act) of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement”, as each term is defined in Item 408(a) of Regulation S-K.

Item 6. Exhibits
EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed/ Furnished Herewith
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.1+	Business Combination Agreement, dated as of October 4, 2023, by and among the Company, Beam Merger Sub, Inc. and Bolt Threads, Inc.	S-4/A	333-276849	2.1	7/10/2024
2.2+	Amendment No. 1 to the Business Combination Agreement, dated as of June 10, 2024, by and among the Company, Beam Merger Sub, Inc. and Bolt Threads, Inc.	8-K	001-40223	2.1	6/13/2024
3.1	Second Amended and Restated Certificate of Incorporation, dated as of August 13, 2024.	8-K	001-40223	3.1	8/19/2024
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Bolt Projects Holdings, Inc., dated April 21, 2025.	8-K	001-40223	3.1	4/22/2025
3.3	Amended and Restated Bylaws, dated as of October 17, 2025.	8-K	001-40223	3.1	10/17/2025
4.1	Specimen common stock Certificate.	S-1	333-282014	4.1	9/9/2024
4.2	Specimen Warrant Certificate.	S-1/A	333-253465	4.3	3/5/2021
4.3	Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 16, 2021.	8-K	001-40223	4.1	3/22/2021
4.4	Common Stock Purchase Warrant, between the Company and Triton Funds LP, dated as of February 13, 2025.	S-1	333-284964	4.4	2/14/2025
4.5	Warrant Agreement between the Company and Golden Arrow Sponsor LLC, dated as of March 5, 2025.	10-K	001-40223	4.5	3/18/2025
4.6	Form of Pre-Funded Warrant.	8-K	001-40223	4.1	8/19/2025
10.1†	Settlement Agreement and Stipulation, dated August 1, 2025, between Bolt Projects Holdings, Inc. and Southern Point Capital Corporation.					*
10.2	Limited Waiver, dated July 3, 2025, to Senior Secured Note Purchase Agreement, between Bolt Projects Holdings, Inc. and Ginkgo Bioworks, Inc., as amended.	10-Q	001-40223	10.2	8/12/2025
10.3	Limited Waiver, dated August 7, 2025, to Senior Secured Note Purchase Agreement, between Bolt Projects Holdings, Inc. and Ginkgo Bioworks, Inc., as amended.	10-Q	001-40223	10.3	8/12/2025
10.4†	Form of Purchase Agreement	8-K	001-40223	10.1	8/19/2025
10.5†	Form of Registration Rights Agreement.	8-K	001-40223	10.2	8/19/2025
10.6†	Equity Purchase Agreement, dated September 12, 2025, by and among the Registrant and Ascent Partners Fund LLC.	8-K	001-40223	10.1	9/15/2025
10.7†	Registration Rights Agreement, dated September 12, 2025, by and among the Registrant and Ascent Partners Fund LLC.	8-K	001-40223	10.2	9/15/2025
31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a)/15d-14(a).					*
31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a)/15d-14(a).					*
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350.					**
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350.					**
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.					*
101.SCH	Inline XBRL Taxonomy Extension Schema Document.					*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.					*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.					*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.					*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.					*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					*
*Filed herewith.
**Furnished herewith.
† Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

Bolt Projects Holdings, Inc.

Date: November 12, 2025	By:	/s/ Daniel Widmaier
	Name:	Daniel Widmaier
	Title:	Chief Executive Officer (principal executive officer)

Date: November 12, 2025	By:	/s/ Randy Befumo
	Name:	Randy Befumo
	Title:	Interim Chief Financial Officer (principal financial officer and principal accounting officer)